UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant under § 240.14a-12

PLUS THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐  Fee paid previously with preliminary materials.

☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED MARCH 28, 2022

4200 Marathon Blvd. Suite 200,

Austin, TX 78756

(737) 255-7194

[●], 2022

To Our Stockholders:

In 2021, the Plus team made substantial progress in advancing our lead therapeutic program, expanding the clinical indications for our lead investigational drug, in-licensing additional promising new technologies and, importantly, strengthening our balance sheet. Simultaneously, the capital markets showed increased interest in the market opportunity for targeted radiotherapeutics. We are excited about the road ahead in 2022!

Our lead investigational targeted radiotherapeutic drug, Rhenium-186 NanoLiposome, or 186RNL, is being evaluated in our ReSPECT-GBM Phase1/2 trial for patients with recurrent brain cancer. The data thus far looks very promising. 186RNL can reliably deliver very high doses of radiation to brain tumors without dose-limiting toxicities and a favorable safety profile. Furthermore, we believe that positive trends to improved overall survival have been shown. Interim updates to the trial were presented at the Society for Neuro-Oncology Annual Meeting in November 2021 and more recently at the Society of Nuclear Medicine and Molecular Imaging Therapeutics Conference. That data can be found on our website. To support planned late-stage clinical trials, our team made excellent progress last year in drug scale-up activities for 186RNL.

In the second half of 2021, we expanded the 186RNL program to treat a very deadly cancer known as leptomeningeal metastases, which affects the brain and spinal cord. Patient screening for the ReSPECT-LM trial began in the fourth quarter of 2021. Furthermore, we obtained U.S. Food and Drug Administration (FDA) input on our proposed trial of 186RNL for pediatric brain cancer, and an Investigational New Drug (IND) application is currently being refined based on that feedback.

In late 2021, we expanded our pipeline with a worldwide exclusive license for innovative targeted radiotherapeutic technology. The lead drug in this portfolio is 188RNL that is married to biodegradable alginate microspheres or BAM (188RNL-BAM). With this technology, we can target almost any solid organ tumor in the body using standard interventional radiologic methods to leverage the breadth of the human vascular system.

Looking forward to the remainder of 2022, anticipated milestones include potentially moving 186RNL into a pivotal trial for recurrent glioblastoma, showing feasibility and safety for 186RNL in leptomeningeal metastases, obtaining an approved IND for 186RNL for pediatric brain cancer and completing technology transfer and key CMC and FDA IND-enabling studies for 188RNL-BAM.

On behalf of our employees and board of directors, I want to express our gratitude to our stockholders and various partners for their help and support in 2021.

Sincerely,

Marc H. Hedrick

President & Chief Executive Officer

PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED MARCH 28, 2022

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2022

PLUS THERAPEUTICS, INC. Headquarters 4200 MARATHON BLVD. SUITE 200, AUSTIN, TX 78756	MEETING LOCATION: www.virtualshareholdermeeting.com/PSTV2022

Dear Plus Therapeutics, Inc. Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of the stockholders of Plus Therapeutics, Inc. (the “Annual Meeting”).  The Annual Meeting will be held on May 16, 2022, commencing at 9:00 a.m., Central Time, and will be a completely virtual meeting of stockholders.

The items of business for the meeting are to:

(i)	elect members of our board of directors (the “Board”) for a one-year term;
(ii)	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year;
(iii)	approve the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d);
(iv)	approve the second amendment and restatement of the Company’s 2020 Stock Incentive Plan;
(v)	provide a non-binding advisory vote on the compensation of our named executive officers; and
(vi)	transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board recommends the approval of each of these proposals.

In light of the ongoing COVID-19 pandemic and our successful 2021 virtual annual meeting of stockholders, the Annual Meeting will be held via live webcast only. We believe that the virtual meeting format also expands stockholder access and participation and improves communications.

You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/PSTV2022. To vote at the meeting, you must have your control number that is shown on your proxy card. There will not be a physical meeting location and you will not be able to attend the annual meeting in person.

Only stockholders of record at the close of business on March 22, 2022 are entitled to notice of, and to vote while attending the Annual Meeting on the Internet. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 4200 Marathon Blvd. Suite 200, Austin, TX 78756. We expect to commence mailing these proxy materials to our security holders on or about [●], 2022.

You are cordially invited to attend the Annual Meeting live via the Internet. It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting live via the Internet, we hope that you will promptly vote by dating, signing, and returning the enclosed proxy card or vote via the Internet or by telephone.  This will not limit your ability to attend or vote during the Annual Meeting.

By Order of the Board,

MARC H. HEDRICK

President & Chief Executive Officer

Austin, Texas, USA
[●], 2022

TABLE OF CONTENTS

4200 Marathon Blvd. Suite 200,

Austin, TX 78756
(737) 255-7194

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

Our annual report on Form 10-K for the year ended December 31, 2021 is being made available to stockholders together with these proxy materials on or about [●], 2022.

This Proxy Statement is being furnished in connection with the solicitation of proxies by Plus Therapeutics, Inc. (the “Company,” “Plus,” or “We”) to be used at our 2022 Annual Meeting of Stockholders to be held on May 16, 2022 at 9:00 a.m., Central Time (“Annual Meeting”), and at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the accompanying notice of Annual Meeting. The Annual Meeting will be a completely virtual meeting of stockholders.

We have fixed the close of business on March 22, 2022 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of our common stock on that date are entitled to notice of and to vote at the Annual Meeting.

You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/PSTV2022. To vote at the meeting, you must have your control number that is shown on your proxy card. There will not be a physical meeting location and you will not be able to attend the annual meeting in person.

Questions and Answers about the Meeting and Voting

Q: What is a proxy statement and why has this Proxy Statement been provided to me?

A:  A Proxy Statement is a document that SEC regulations require us to give you when we ask you to provide a proxy to vote your shares at the Annual Meeting.  Among other things, this Proxy Statement describes the proposals on which stockholders will be voting and provides information about us.  We are soliciting your proxy to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.  We will use the proxies received in connection with proposals to:

(i)	elect members of our Board for a one-year term;
(ii)	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year;
(iii)	approve the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d);
(iv)	approve the second amendment and restatement of the Plus Therapeutics, Inc. 2020 Stock Incentive Plan; and
(v)	provide a non-binding advisory vote on the compensation of our named executive officers.

Q:  What is a proxy?

A:  A proxy is your legal designation of another person to vote the stock you own.  That designee is referred to as a proxy holder. Designation of a particular proxy holder can be effected by completion of a written proxy card, or by voting via the Internet or by telephone.  If you return a proxy card, or vote by phone or internet, our President and Chief Executive Officer, Marc H. Hedrick, M.D., and our Chief Financial Officer, Andrew Sims, will act as your designated proxy holder at the Annual Meeting.

Q:  How can I attend the Annual Meeting?

A:  The Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 22, 2022, or if you hold a valid proxy for the Annual Meeting.

No physical meeting will be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PSTV2022. You also will be able to vote your shares online by attending the Annual Meeting webcast. To participate in the Annual Meeting, you will need the sixteen-digit control number provided on your proxy card. For more information, review the information included on your proxy card, or the instructions that accompanied your proxy materials.

The online meeting will begin promptly at 9:00 a.m., Central Time, on May 16, 2022. We encourage you to access the meeting prior to the start time, leaving ample time for the check in. Please follow the instructions in this Proxy Statement and on your proxy card.

Q:  What is the difference between a stockholder of record and a beneficial owner who holds stock in street name?

A:  You are a stockholder of record, or a “registered holder”, if your shares are registered in your own name through our transfer agent. If you have a stock certificate, you are also a stockholder of record.  You are a beneficial owner of our stock in street name if you hold your shares through a broker, bank or other third-party institution (in this situation, the banks, brokers, etc. are the stockholders of record). The vast majority of our stockholders hold their shares in street name.

Q:   What different methods can I use to vote?

A: Stockholders who are a registered holder may vote by virtually attending the proxy meeting, submitting votes electronically over the Internet, by telephone or by completing and mailing a proxy card. The website identified on the proxy card provides specific instructions on how to vote electronically over the Internet. Those stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.  Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you are the beneficial owner of stock held in street name, follow the instructions from your broker, bank or other nominee to vote your shares.

Stockholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an e-mail, referred to in this Proxy Statement as an “e-mail notice”, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically or by telephone will be counted in the quorum and voted.

You may also vote your shares at the Annual Meeting. If you are a registered holder you must join live online at www.virtualshareholdermeeting.com/PSTV2022. The webcast will start at 9:00 a.m., Central Time. You may vote and submit questions while attending the meeting online. You will need the control number included on your proxy card (if you received a printed copy of the proxy materials) to vote during the meeting.

If you receive more than one email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Q:  What is the record date and what does it mean?

A:  The record date for the Annual Meeting is March 22, 2022. The record date is established by our Board as required by Delaware General Corporation Law.  Owners of our common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournment or postponement of the meeting.

Q:  How can I change my vote?

A:  You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You can revoke a proxy by delivering written notice of revocation to our Corporate Secretary, following the Internet voting instructions, delivering a later dated proxy, or voting at the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your proxy be revoked.

Q:  What are my voting choices when voting for director nominees and what vote is needed to elect directors?

A:  In voting on the election of director nominees to serve until the 2023 Annual Meeting, stockholders may vote in favor of each nominee, or may withhold votes as to each nominee. In addition, if any other candidates are properly nominated at the meeting, stockholders of record who attend the meeting could vote for the other candidates. Directors are elected by a plurality vote, which means that the six nominees receiving the most affirmative votes will be elected.  Stockholders are not entitled to cumulative voting rights with respect to the election of directors.  Only votes “FOR” or “WITHHELD” will affect the outcome.

Q:  What are my voting choices when voting to ratify the appointment of our independent registered public accounting firm, and what vote is needed to ratify the appointment?

A:  In voting on the ratification of the appointment of our independent registered public accounting firm, stockholders may vote in favor of or against the ratification or may abstain from voting on the ratification. The affirmative vote of a majority of the common stock having voting power present at the meeting or represented by proxy at the meeting is required to approve this proposal. Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal. We do not expect any broker non-votes in connection with this proposal since we expect brokers to have discretionary authority to vote on this proposal.

This vote is advisory, and therefore not binding on the Board.  Although the vote is non-binding, the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making decisions regarding our independent registered public accounting firm for this fiscal year and future fiscal years.

Q: What are my voting choices when voting to approve the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d)?

A:  In voting to approve the issuance of shares of common stock to Lincoln Park Capital Fund, LLC pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d), stockholders may vote in favor of or against the proposal, or may abstain from voting on this proposal. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the meeting is required to approve this proposal. Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal.

Q:  What are my voting choices when voting to approve the second amendment and restatement of the Plus Therapeutics, Inc. 2020 Stock Incentive Plan?

A:  In voting on the approval of the second amendment and restatement of the Plus Therapeutics, Inc. 2020 Stock Incentive Plan, stockholders may vote in favor of or against the proposal or they may abstain from voting on the proposal. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the meeting is required to approve this proposal. Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal.

Q:  What are my voting choices when voting to approve, on an advisory basis, the compensation of the Company’s named executive officers?

A.  In voting on the approval, on an advisory basis, of the compensation of our named executive officers, stockholders may vote in favor or against the proposal, or they may abstain from voting on this proposal.  The affirmative vote of a majority of the common stock having voting power present at the meeting or represented by proxy at the meeting is required to approve this proposal.  Abstentions will be counted as present for purposes of determining a quorum and are considered shares present and entitled to vote and thus will have the effect of a vote “AGAINST” this proposal.

This vote is advisory, and therefore not binding on the Board.  Although the vote is non-binding, the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

Q:  How will a proxy get voted?

A:  If you properly complete and return a proxy card or vote by Internet or by telephone, the designated proxy holders will vote your shares as you have directed. If you sign a proxy card but do not make specific choices or if you vote by Internet or telephone but do not make specific choices, the designated proxy holders will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each listed director nominee;
•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year;
•	“FOR” approval of the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d);
•	“FOR” approval of the second amendment and restatement of the Plus Therapeutics, Inc. 2020 Stock Incentive Plan; and
•	“FOR” approval, on an advisory basis, of the compensation of our named executive officers.

With respect to the election of directors, if any nominee is unable or declines to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, an event not currently anticipated, the designated proxy holders will have the express discretionary authority to vote for a replacement nominee designated by our Board, and proxies will be voted for any nominee designated by our Board to fill the vacancy.

Q:   How are abstentions and broker non-votes counted?

A:  Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.  An abstention occurs when a stockholder chooses to “ABSTAIN” from voting on a matter.  A broker non-vote occurs when a broker, bank, or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters.  We expect the ratification of the appointment of our independent registered public accounting firm to be a routine matter, and therefore, broker non-votes are not expected to exist with respect to this proposal. We expect the other proposals described in this proxy statement to be non-routine. Brokers and nominees do not have discretionary voting power over these non-routine proposals and, therefore, broker non-votes may exist with respect to these proposals. Broker non-votes will not affect the outcome of any of these non-routine matters that are being voted on at the Annual Meeting, assuming that a quorum is obtained. However, we strongly encourage you to submit your proxy and exercise your right to vote as a stockholder to ensure your shares are voted in the manner in which you want them voted.

Q:   Who pays for the solicitation of proxies?

A:  We will pay the entire cost of the solicitation of proxies for the Annual Meeting.  This includes preparation, assembly, printing, and mailing of the Notice, this Proxy Statement and any other information we send to stockholders.  We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $30,000 in the aggregate. In addition, we may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Our directors, officers or other regular employees may contact you personally; or
•	Alliance Advisors, LLC or any other third parties we may hire as agents for the sole purpose of contacting you regarding your proxy, may contact you.

We will not pay directors, officers or other regular employees any additional compensation for their efforts to supplement our proxy solicitation. We anticipate banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the Annual Meeting and that we will reimburse those persons for their out-of-pocket expenses incurred in performing such services.

Q:   What constitutes a quorum?

A:  For business to be conducted at the Annual Meeting, a quorum must be present.  A quorum exists when the holders of at least 33⅓% of the shares of our common stock issued, outstanding and entitled to vote are represented at the meeting.  Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

Q:  How many votes may I cast? How many shares are eligible to be voted?

A:  You may cast one vote for every share of our common stock that you owned on the record date. As of the record date, March 22, 2022, there were 22,175,025 shares of common stock outstanding, each of which is entitled to one vote.

Q:   How will voting on any “other business” be conducted?

A:  Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your proxy gives authority to the designated proxy holders to vote on such matters according to their best judgment.

Q:  Where can I find the voting results of the Annual Meeting?

A:  We will publish the final voting results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

DIRECTORS and executive officers

Directors

Our Board consists of six (6) directors. The term of each director expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, or is removed.

The following table sets forth the name, age, and committee appointments of each of our current directors as of March 28, 2022:

Name	Age	Position(s)
Howard Clowes(1)(2)(3)	68	Director
An van Es-Johansson, M.D.(1)(3)	62	Director
Richard J. Hawkins	73	Chairman of the Board
Marc H. Hedrick, M.D.	59	President, Chief Executive Officer and Director
Robert Lenk, PhD(3)	74	Director
Greg Petersen(1)(2)	59	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the governance and nominating committee.

The names of the nominees and certain biographical information about each current director standing for election at the Annual Meeting, including a description of his or her business experience, qualifications, education and skills that led our Board to conclude that such individual should serve as a member of our Board, are set forth below:

Howard Clowes. Mr. Clowes has served on our Board since April 1, 2020.  From January 2005 until he retired as a lawyer in December 2018, Mr. Clowes was a partner in the law firm DLA Piper (US) LLC. From 1982 until the formation of DLA Piper in 2005, he was an associate and then a partner in the predecessor firms of DLA Piper, holding various management positions, including serving on its board of directors. Mr. Clowes currently serves on the board of Equalize Health and as Chair of its Governance Committee. Equalize Health is a nonprofit product development company focused on equalizing access to health care around the world. Mr. Clowes served on the board of the Law Foundation of Silicon Valley, a non-profit organization located in San Jose, California, that provides free legal services to Silicon Valley residents in need, from 2008 until December 2018, serving during that period in various positions, including President of its board of directors, and Chair of a Strategic Planning and CEO Search Committee.  From 2017 to 2021, Mr. Clowes served as a Lecturer at U.C. Berkeley’s Berkeley School of Law, teaching a course in International Business Negotiations.  Mr. Clowes earned his J.D. at U.C. Berkeley and his B.A. in Experimental Psychology at U.C. Santa Barbara. We believe Mr. Clowes’ qualifications to serve on the Board include his extensive experience as a lawyer advising boards of directors and their audit, compensation and governance committees on a wide range of matters, his experience with a wide range of transactions, and his experience serving on various boards of directors.

An van Es-Johansson, M.D. Dr. An van Es-Johansson has served on our Board since January 1, 2020. Dr. van Es-Johansson served as the Chief Medical Officer for AlzeCure Pharma, a Swedish pharmaceutical company with a primary focus on Alzheimer’s disease, from September 2018 through March 1, 2021 following which she has continued to serve AlzeCure Pharma as a Senior Advisor beginning in March 2021. From May 2005 to September 2018, Dr. van Es-Johansson served in a range of executive roles of increasing responsibility at Sobi, an international rare disease company headquartered in Stockholm, Sweden, including as Vice President and Head of EMENAR Medical Affairs for Specialty Care and Partner Products from March 2013 to January 2018. Prior to her time at Sobi, Dr. van Es-Johansson served in leadership positions within large pharmaceutical and smaller biotechnology companies, including Roche, Pharmacia, Eli Lilly, Active Biotech, and BioStratum. From 2004 to 2016, she was a member of the Scientific Advisory Board of Uppsala Bio and currently serves on the board of directors of Medivir AB (NASDAQ Stockholm), Savara, Inc. (NASDAQ: SVRA), Lumos Pharma, Inc. (NASDAQ: LUMO) and privately held Agendia BV. She also served on the board of directors at BioInvent International AB (NASDAQ OMX Stockholm), from June 2016 to February 2021. Dr. van Es-Johansson received a M.D. from Erasmus University, Rotterdam, The Netherlands. We believe Dr. van Es-Johansson’s qualifications to serve on our board include her extensive medical knowledge and experience in the pharmaceutical industry.

Richard J. Hawkins. Mr. Hawkins has served on our Board since December 2007 and as Chairman of our Board since January 2018. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization, or CRO, where he served as its Chairman, President and Chief Executive Officer until 1991 when it merged with the predecessor of PPD-Pharmaco. In 1992, Mr. Hawkins co-founded Sensus Drug Development Corporation, or SDDC, a privately-held company focused on the development of drugs to treat endocrine disorders, which developed and received regulatory approval for SOMAVERT, a growth hormone antagonist approved for the treatment of acromegaly, which is now marketed by Pfizer, Inc., where he served as Chairman until 2000. In 1994, Mr. Hawkins co-founded Corning Biopro, a contract protein manufacturing firm, where he served on its board until Corning BioPro’s sale to Akzo-Nobel, N.V., a publicly-held producer of paints, coatings and specialty chemicals, in 2000. In September 2003, Mr. Hawkins founded LabNow, Inc., a privately held company that develops lab-on-a-chip sensor technology, where he served as the Chairman and Chief Executive Officer until October 2009. In February 2011, Mr. Hawkins became Chief Executive Officer, and is currently Chief Executive Officer, president and chairman of Lumos Pharma, Inc. (NASDAQ: LUMO). Mr. Hawkins served on the board of SciClone Pharmaceuticals, Inc. (HKD: SCLN), a publicly-held specialty pharmaceutical company, from October 2004 through December 2017. He also served on the Presidential Advisory Committee for the Center for Nano and Molecular Science and Technology at the University of Texas in Austin, and was inducted into the Hall of Honor for the College of Natural Sciences at the University of Texas. Mr. Hawkins is a member of the National Ernst & Young Entrepreneur of the Year Hall of Fame. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University, where he later received the Ohio University Konneker Medal, the highest award given to a faculty member or former student for entrepreneurial excellence. We believe Mr. Hawkins’s qualifications to serve on our Board include his executive experience working with life sciences companies, his extensive experience in pharmaceutical research and development, his knowledge, understanding and experience in the regulatory development and approval process, and his service on other public company boards and committees.

Marc H. Hedrick, M.D. Dr. Hedrick joined the Company in October 2002 as Chief Scientific Officer. In May 2004, he was appointed as President of the Company and in April 2014 he was appointed as its Chief Executive Officer.  Dr. Hedrick has served as a member of our Board since joining the Company in October 2002.  Previously, Dr. Hedrick served in a number of executive leadership positions, including President and Chief Executive Officer of StemSource from 2001 to 2003 and Chief Scientific Officer and Medical Director of Macropore Biosurgery from 2002 to 2004. Dr. Hedrick has also served as a board member for a number of public and private companies since 2000. Prior to his corporate career, Dr. Hedrick was Associate Professor of Surgery and Pediatrics at the University of California, Los Angeles. While at the University of California, Los Angeles, Dr. Hedrick’s academic research received both NIH funding as well as private and public capitalization and was widely acknowledged through scientific publications and the media. Dr. Hedrick also has first-hand experience as a physician, practicing general, vascular and craniofacial surgery. Dr. Hedrick has a medical degree from The University of Texas Southwestern Medical School and a Master of Business Administration from The UCLA Anderson School of Management and is a trained general, vascular and plastic surgeon. We believe Dr. Hedrick’s qualifications to serve on our Board include his executive, financial, governance and operational leadership experience in medical and pharmaceutical product development.

Robert Lenk. Dr. Lenk has served on our Board since April 1, 2020. Since 2016, he has served as President of Lenk Pharmaceuticals, LLC, consulting to clients in the pharmaceuticals industry. Dr. Lenk co-founded the Liposome Company, in Princeton, New Jersey in 1981 until it was later acquired by Elan Pharmaceuticals. After the Liposome Company went public, he co-founded Argus Pharmaceuticals, a drug delivery company focused on cancer and infectious diseases, in 1989 as Vice President of Research & Development, until it merged with two other companies to become Aronex Pharmaceuticals.  From 1995 to 2003, Dr. Lenk served as President and Chief Executive Officer of Therapeutics 2000, Inc. which was later sold to Coller Capital. Dr. Lenk joined Luna Innovations in 2004 where he served as President of its Nanoworks Division until 2010. In 2010, Dr. Lenk joined MediVector, Inc. as Chief Science Officer until 2016 when he started Lenk Pharmaceuticals, LLC, a pharmaceutical development consulting company where he currently works. He also currently serves on the board of a PoP Biotechnology, a private company that develops vaccines and cancer therapies based on proprietary porphyrin liposome nanoparticle technology. Dr. Lenk received both his PhD and BSc. from the Massachusetts Institute of Technology. We believe Dr. Lenk’s qualifications to serve on our Board include his broad experience in translating research candidates into products, especially in the fields of nanotechnology and liposomal drug products.

Greg Petersen. Greg Petersen has served on our Board since February 14, 2020. Mr. Petersen is an accomplished executive and board member with more than 25 years of strategy, operations, finance and compliance leadership experience. His 10 years of board of directors experience includes his current roles as compensation committee chair and audit committee member of PROS Holdings, Inc. (NYSE: PRO), a software company, and as audit committee chair of

Mohawk Group Holdings (NASDAQ: MWK), a consumer product manufacturing company. Mr. Petersen previously served on the boards of publicly traded companies Diligent Corporation (NZX: DIL), a software as a service company, from 2013 to 2016, and Piksel, Inc. (OTC US: PIKL), a video management software and services company, from 2012 to 2017. During his career, Mr. Petersen has served as Executive Vice Chairman of Diligent Corporation and as Chief Financial Officer of Lombardi Software (now part of IBM) and Activant Solutions (now part of Epicor). He has also held executive positions at American Airlines and other corporations. Mr. Petersen has a BA from Boston College and an MBA from Duke University’s Fuqua School of Business. We believe Mr. Petersen’s qualifications to serve on our Board include his extensive experience as an executive and a director, including as a director on other public company boards, as well as his strategic, operations, finance, and compliance leadership experience.

Board Diversity Matrix

The demographic makeup of our Board, as disclosed by the Board members themselves, is as follows as of March 28, 2022:

	Female	Male
Gender:
Directors	1	5
Number of Directors who identify in Any of the Categories Below:
White	1	5

Executive Officers

The following table shows information about our executive officers and their ages as of March 28, 2022:

Name	Age	Position(s)
Executive Officers
Marc H. Hedrick, M.D.	59	President, Chief Executive Officer and Director
Andrew Sims	49	Chief Financial Officer
Norman LaFrance, M.D.	74	Chief Medical Officer

The following presents biographical information for each of our executive officers listed in the table above, other than Dr. Hedrick whose information is presented above under “Directors”.

Andrew Sims. Mr. Sims joined us as Chief Financial Officer in February 2020. Prior to his appointment as our Chief Financial Officer, Mr. Sims held roles at several private equity-backed companies. Between 2012 and 2017, Mr. Sims was Chief Financial Officer of Amplify LLC, an advisory and management consulting services firm. Following his time at Amplify, Mr. Sims served as Chief Financial Officer of Verbatim Support Services LLC, a litigation support company, from 2017 to 2019. His focus has been on mergers and acquisitions, integrations, corporate capitalization, and building out and managing teams to support global growth. Previously, Mr. Sims was Partner at Mazars, a global accounting, advisory, audit, tax and consulting firm. Working from both the Oxford, England and New York offices, Mr. Sims audited and advised global public clients, including a variety of healthcare companies, with average annual revenues in excess of $1 billion. Further, he was the lead partner on over 50 acquisitions ranging from $5 million to $4 billion in purchase price.  He is a Certified Public Accountant in the U.S. and a Chartered Accountant in England and Wales. Mr. Sims is a graduate of Buckingham University in the United Kingdom.

Norman LaFrance, M.D. Dr. LaFrance joined us as Chief Medical Officer in November 2021. Prior to joining the Company, Dr. LaFrance served as Chief Medical Officer and Senior Vice President at Jubilant Pharma Ltd. from 2012 to 2022 where he was responsible for all Pharma Medical & Regulatory Affairs activities. Dr. LaFrance has spent four decades in the pharmaceutical and healthcare industry, academia and medical practice. His background includes strategic planning and management of pharmaceutical development for approval by the FDA as well as clinical and academic experience. In addition, Dr. LaFrance practiced medicine for 10 years and held academic faculty appointments at Johns Hopkins University School of Medicine in the Departments of Medicine and Radiology and the Department of Radiological Sciences in the Johns Hopkins School of Hygiene and Public Health. He is double board certified in internal medicine and nuclear medicine. He is a graduate of the medical school at the University of Arizona and received his Bachelor of Science and master of engineering degrees in nuclear engineering and science from Rensselaer Polytechnic Institute.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

During the year ended December 31, 2021:

•	the Board held 4 meetings;
•	the audit committee held 4 meetings;
•	the compensation committee held 3 meetings; and
•	the governance and nomination committee held 2 meetings.

Each member of the Board attended at least seventy-five percent (75%) or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees of the Board on which such member served, during the period of such member’s service.

All Board members are encouraged to attend our annual meetings of stockholders in person. In 2021, all of our directors virtually attended our 2021 Annual Meeting of Stockholders.

Director Independence

The Board has unanimously determined that Mr. Clowes, Dr. van Es-Johansson, Mr. Hawkins, Dr. Lenk and Mr. Petersen are “independent” under the applicable standards of Nasdaq and the SEC.  Dr. Hedrick does not qualify as independent due to the fact that he serves as our President and Chief Executive Officer. Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is comprised entirely of independent directors.

Board Leadership Structure

Our bylaws and governance principles provide the Board with the flexibility to combine or separate the positions of Chairman and Chief Executive Officer. Historically, these positions have been separate. Mr. Hawkins currently serves as the Chairman of our Board. Our Board believes that the separation of these positions strengthens the independence of our Board and allows us to have a Chairman focused on the leadership of the Board while allowing our Chief Executive Officer to focus more of his time and energy on managing our operations. The Board currently believes this structure works well to meet the leadership needs of the Board and of the Company. Dr. Hedrick, our President and Chief Executive Officer, has comprehensive industry expertise and is able to devote substantial time to the Company, and Mr. Hawkins, our Chairman, is able to focus on longer term and strategic matters, and to provide related leadership to the Board. As a result, we do not currently intend to combine these positions; however a change in this leadership structure could be made if the Board determines it is in the best long-term interests of stockholders based upon a departure of either our Chief Executive Officer or Chairman. For example, if the two roles were to be combined, we believe that the independence of the majority of our directors, and the three fully independent Board committees, would provide effective oversight of our management and the Company.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight includes assessing and monitoring risks and risk management. The Board reviews and oversees strategic, financial and operating plans and holds management responsible for identifying and moderating risk in accordance with those plans. The Board fulfills its risk oversight function by reviewing and assessing reports from members of management on a regular basis regarding material risks faced by us and applicable mitigation strategy and activity. The reports cover the critical areas of operations, sales and marketing, development, regulatory and quality affairs, intellectual property, clinical development, legal and financial affairs. The Board and its Committees (described below) consider these reports, discuss matters with management and identify and evaluate any potential strategic or operational risks, and appropriate activity to address those risks.

Board Committees

The Board has standing audit, compensation, and governance and nominating committees.  Each standing committee has a written Charter and all their members are independent directors under the applicable SEC and Nasdaq rules. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “For Investors – Governance” section of our website at www.plustherapeutics.com.

Compensation Committee

The compensation committee currently consists of Mr. Petersen and the compensation committee chair, Mr. Clowes.  The Board has determined that all members of the Compensation Committee are independent for purposes of service on the Compensation Committee as provided in SEC and Nasdaq rules, as applicable. The compensation committee chair is responsible for setting the compensation committee’s calendar and meeting agenda.  The charter of the compensation committee has been established and approved by the Board.

The functions of the compensation committee include, among other things:

•	developing and implementing compensation programs for our executive officers and other employees, subject to the discretion of the full Board;
•	establishing base salary rates, benefits and other compensation matters for each of our officers;
•	administering our equity compensation plans;
•	reviewing the relationship between our performance and our compensation policies and assessing any risks associated with such policies;
•

reviewing and advising the Board on director compensation matters and on regional and industry-wide compensation practices and trends in order to assess the adequacy of our executive compensation programs; and

•

reviewing and discussing compensation related disclosures with management and making a recommendation to the Board regarding the inclusion of such disclosures in our annual proxy statement or Form 10-K, as applicable.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the “Director Compensation” and the “Executive Compensation” sections.

Our Chief Executive Officer attends some of the meetings of the compensation committee upon invitation, but does not participate in the executive sessions of the compensation committee or in any discussions regarding Chief Executive Officer compensation.

Audit Committee

Our audit committee currently consists of Mr. Clowes, Dr. van Es-Johansson and the audit committee chair, Mr. Petersen.  The Board has determined that all members of the Audit Committee are independent for purposes of service on the Audit Committee as provided in SEC and Nasdaq rules, as applicable.   The Board has determined that Mr. Petersen is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K.

The functions of the audit committee include, among other things:

•	review management’s and our independent auditor’s report on their assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year;
•	selecting our auditors and reviewing the scope of the annual audit;
•	resolving any disagreements between management and the auditor regarding financial reporting;
•	approving the audit fees and non-audit fees to be paid to our auditors;
•	reviewing our financial accounting controls with the staff and the auditors;

•	reviewing and monitoring management’s enterprise risk management assessment;
•

reviewing and discussing with management and the auditor, our audited financial statements including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	reviewing our earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;
•	reviewing and approving our annual budget; and
•	reviewing all related person transactions which are required to be reported under applicable SEC regulations.

Governance and Nominating Committee

Our governance and nominating committee currently consists of Mr. Clowes, Dr. Lenk and the governance and nominating committee chair, Dr. van Es-Johansson.  The governance and nominating committee is comprised solely of independent directors, as defined by Nasdaq.

The functions of the governance and nominating committee include, among other things:

•	analyzing the expertise and experience of the Board and ensuring the membership of the Board consists of persons with sufficiently diverse and independent backgrounds;
•	identifying, recruiting, evaluating and recommending to the Board individuals qualified to become members of the Board;
•	reviewing the Board committee structure and recommending to the Board changes to such structure;
•	reviewing and reassessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes;
•	overseeing the annual self-evaluations of the Board and Board committees;
•	reviewing and discussing with management disclosures in our annual proxy statement regarding director independence; and
•	overseeing succession planning and processes for our Chief Executive Officer.

Director Nominations

Criteria for Board Membership

The governance and nominating committee is responsible for annually reviewing the applicable skills and characteristics required of Board nominees with the Board in the context of the current Board composition and our circumstances. In making its recommendations to the Board, the governance and nominating committee considers, among other things, the qualifications of individual director candidates in light of the Board’s membership criteria as set forth in our Corporate Governance Guidelines. The governance and nominating committee may utilize a variety of sources, including stockholder recommendations, Board member recommendations, executive search firms, management recommendations or other reasonable means to identify director candidates.

The governance and nominating committee considers candidates recommended by our Board and management, as well as candidates submitted by our stockholders (as discussed below).  Members of the Board or management who wish to recommend that a person be considered for Board membership are required to provide relevant qualifications and other information regarding the prospective candidate to the governance and nominating committee along with their recommendations and reasons why they believe such person should be considered. The governance and nominating committee then reviews each of the proposed candidates and determines whether or not to add such person to the proposed candidates list.  In the event the Board determines to add an additional Board member, the Committee shall select candidates from this list in addition to candidates drawn from any search firm that the Committee deems necessary to retain for this purpose.

The criteria used in selecting Board candidates include the candidate’s integrity, business acumen, commitment, reputation among our various constituencies and communities, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. The Board has also determined that gender and ethnic diversity of the Board will be an important factor in its evaluation of candidates for director nominations. There are no other pre-established qualifications, qualities or skills at this time that any particular director nominee must possess and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The governance and nominating committee does not assign specific weights to any particular criteria, nor has it adopted specific requirements. Rather, the Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The goal of the governance and nominating committee is to assemble a Board that brings a variety of skills derived from high quality businesses and professional experience. The governance and nominating committee seeks to ensure that at least a majority of the directors are independent under Nasdaq rules, that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the Nasdaq rules, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC, and that members of the compensation and governance and nominating committee meet applicable independence and other requirements under the Nasdaq rules and rules of the SEC.

Stockholder Recommendations

The governance and nominating committee is responsible for the consideration of any written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Governance and Nominating Committee

Plus Therapeutics, Inc.

4200 Marathon Blvd. Suite 200,

Austin, TX 78756

CC: Chief Financial Officer

Stockholder recommendations must include the following information to be considered by our governance and nominating committee: (a) all information relating to such recommended candidate as would be required to be disclosed for a director nominee pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as required for stockholder nominations of director candidates pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”); (b) the names and addresses of the stockholders making the recommendation and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) other appropriate biographical information and a statement as to the qualification of the nominee. There are no pre-established qualifications, qualities or skills at this time that any particular director nominee must possess and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Any recommendations received from our security holders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Communications with our Board of Directors

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by the following means:

Mail:	Chairman of the Board Plus Therapeutics, Inc. 4200 Marathon Blvd. Suite 200, Austin, TX 78756 CC: Chief Financial Officer

Email:	Chairman@plustherapeutics.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Chairman of the Board will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The

Chairman of the Board generally will not forward to the directors a communication that he determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about us. Concerns about questionable accounting or auditing matters or possible violations of the Plus Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on the Company’s website in the Investor Relations section under “Corporate Governance Materials.”

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics has been posted on our website at www.plustherapeutics.com. We intend to post amendments to this code, or any waivers of its requirements, on our website at www.plustherapeutics.com under “For Investors– Governance,” as permitted under SEC rules and regulations. To date, there have been no waivers under our Code of Business Conduct and Ethics.

Hedging and Pledging Prohibition

Under our Insider Trading and Communications Policy, our directors, officers, employees, consultants and contractors (and each such individual’s family members, other members of a person’s household and entities controlled by a person covered by this policy, as described in the policy) are prohibited from engaging the following transactions at any time: (i) engaging in short sales of our securities; (ii) trading in put options, call options or other derivative securities on an exchange or in any other organized market; (iii) engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and (iv) holding our securities in a margin account or otherwise pledging our securities as collateral for loan.

Director Compensation

Generally, our Board believes that the level of director compensation should be based on time spent carrying out Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of director compensation should align director interests with the long-term interests of stockholders. The Board makes changes in its director compensation practices only upon the recommendation of the compensation committee, and discussion and approval by the Board.

Our Board, following the compensation committee’s recommendation, has approved the compensation of our non-employee directors, as described below. For 2022, an increase of $7,500 in the compensation of our Chairman of the Board was recommended by our Compensation Committee and approved by our Board and an increase of $2,500 in the compensation of the members of our audit committee was recommended by our compensation committee and approved by our Board.  The compensation of our other non-employee directors remains the same as in 2021.  The compensation committee believes that our non-employee director compensation remains aligned with director compensation practices at our peer companies while considering the ongoing cash constraints of the Company.

The cash component of our non-employee director compensation is as follows:

•	$40,000 annual cash retainer for Board members;
•	$37,500 annual cash retainer for the Chairman of the Board;
•	$27,500 annual cash retainer for the Chairman of the audit committee;
•	$15,000 annual cash retainer for the Chairman of our compensation committee;
•	$10,000 annual cash retainer for the Chairman of our governance and nominating committee;
•	$5,000 annual cash retainer for each non-Chairman committee member; and
•	Additional $2,500 annual retainer for each non-Chairman audit committee member.

Each new director is also eligible for an initial option grant, upon commencement of services, to purchase 40,000 shares of our common stock, vesting over two years in equal, annual installments as measured from the grant date. However, the grant of options for 40,000 shares to Mr. Clowes and Dr. Lenk, and a portion of the options granted to Dr.

Es-Johansson with respect to 34,000 shares were granted in June 2020 after the stockholders approved our 2020 Stock Incentive Plan because there were not enough shares available under our 2014 Stock Incentive Plan prior to approval of the 2020 Stock Incentive Plan.  Mr. Hawkins received an option grant to purchase 40,000 shares on June 25, 2020 so that his outstanding equity incentives would be consistent with the awards granted to the new directors.  In addition, the options to purchase 40,000 shares granted to Messrs. Hawkins and Clowes and Dr. Lenk vest in equal monthly installments over the two-year period following grant, and the option to purchase 34,000 shares granted to Dr. Es-Johansson vests in 19 equal monthly installments following grant.  For 2021, each director was granted options to purchase 6,336 shares on May 25, 2021 (except Mr. Hawkins whose options were issued on June 11, 2021).  The options vest in monthly equal installments over 12 months, provided that the options vest in full on the date of the Company's next regularly scheduled annual meeting of stockholders.  Mr. Hawkins, as the Chairman of our Board, was granted an option to purchase an additional 40,000 shares on June 11, 2021.  This second issuance to Mr. Hawkins vests in monthly equal installments over 36 months.

2021 Director Compensation

The following table summarizes director compensation awarded to, earned by or paid to our non-employee directors who served on our Board during fiscal year 2021:

Director Name(1)	Fees Earned or Paid in Cash	Option Awards(2)(3)	Total
Richard J. Hawkins, Chairman	$85,000	$133,448	$218,448
Howard Clowes	65,000	14,256	79,256
An van Es-Johansson	55,000	14,256	69,256
Robert Lenk	45,000	14,256	59,256
Greg Petersen	70,000	14,256	84,256

(1)

Dr. Hedrick is not included in this table as he is our chief executive officer and receives no extra compensation for his service as a director. The compensation received by Dr. Hedrick in his capacity as our chief executive officer is set forth in the 2021 Summary Compensation Table and further described in the “Narrative Disclosures to Summary Compensation Table.”

(2)

Amounts shown in this column represent the aggregate grant date fair value of stock option awards made during 2021, calculated in accordance with Accounting Standards Codification, or ASC, Topic 718. See Note 13 to our consolidated financial statements appearing in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.

(3)

The aggregate number of shares underlying outstanding option awards as of December 31, 2021 was: Mr. Hawkins, 46,336, shares; Mr. Clowes, 6,336 shares; Dr. van Es-Johansson, 6,336 shares; Dr. Lenk, 6,336 shares; and Mr. Peterson, 6,336 shares.

Executive Compensation

Our named executive officers, or NEOs, for fiscal year 2021 are:

•	Marc H. Hedrick, M.D., our President and Chief Executive Officer;
•	Andrew Sims, our Chief Financial Officer; and
•	Norman LaFrance, M.D., our Chief Medical Officer.

Investors are encouraged to read the compensation discussion below in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of our NEOs for 2021 and 2020.

2021 Summary Compensation Table

The following table sets forth information concerning compensation earned during 2021 and 2020 for services rendered to us by our NEOs.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Marc H. Hedrick, M.D. President and Chief Executive Officer	2021	$510,000	$773,198	$364,650	$19,431	$1,667,279
	2020	$510,000	$294,000	$322,575	$5,855	$1,132,430
Andrew Sims(4) Chief Financial Officer	2021	$260,000	$467,958	$108,063	$9,070	$845,091
	2020	$235,500	$89,200	$86,775	$1,478	$412,953
Norman LaFrance, M.D.(5) Chief Medical Officer	2021	$60,077	$205,200	$27,427	0	$292,704

(1)

The amounts in this column reflect the aggregate grant date fair value of stock options granted in the applicable year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions computed in accordance with Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(2)	The amounts in this column represent annual performance‑based bonuses for 2021 and 2020.
(3)	This column includes life insurance premiums paid by the Company for each of the named executive officers as well as other personal benefits and perquisites.
(4)	Mr. Sims became our Chief Financial Officer on February 6, 2020.
(5)	Dr. LaFrance became our Chief Medical Officer on November 11, 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

On May 13, 2020 we entered into Amended and Restated Executive Employment Agreements with each of Dr. Hedrick (the “Hedrick Employment Agreement”) and Mr. Sims (“Sims Employment Agreement”). On September 7, 2021, we entered into an Executive Employment Agreement with Dr. LaFrance, which was amended on November 8, 2021 (the “LaFrance Employment Agreement” and, together with the Hedrick Employment Agreement and the Sims Employment Agreement, the “Executive Employment Agreements”). The Executive Employment Agreements generally provide for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company performance goals and the ability to participate in, subject to applicable eligibility requirements, all of our benefit plans and fringe benefits and programs that may be provided to our executives from time to time. Dr. Hedrick is also eligible for certain severance payments as described further below under “Additional Narrative Disclosure: Termination Based-Compensation” below.

Executive Compensation

In the process of determining compensation for our NEOs, the compensation committee considers the current financial position of the Company, the strategic goals of the Company, and the performance of each of our NEOs. The Committee retained Larry Setren & Associates in December 2021, to perform an independent compensation review and to provide compensation research, analysis and recommendations. In addition, from time to time, the compensation committee considers the various components (described below) of our compensation program for executives in relation to compensation paid by other public companies, compensation data from Radford Global Life Sciences Survey and BIOCOM Total Rewards Survey, their historical review of all executive officer compensation, and recommendations from our Chief Executive Officer (other than for his own compensation). The compensation committee has the sole authority to select, compensate and terminate its external advisors.

The compensation committee utilizes the following components of compensation (described further below) to strike an appropriate balance between promoting sustainable and excellent performance and discouraging any excessive risk-taking behavior:

•	Base salary;
•	Annual bonuses;
•	Annual long-term equity compensation;
•	Personal benefits and perquisites; and
•	Acceleration and severance agreements tied to changes in control of the Company.

Base Salaries

For the Company’s 2021 fiscal year, the annual base salaries for Dr. Hedrick, Mr. Sims and Dr. LaFrance were $510,000, $260,000 and $440,000, respectively. The actual base salary paid to Dr. LaFrance was approximately $60,077 as a result of his annual base salary being prorated for his start date of November 11, 2021.

For the Company’s 2020 fiscal year, the annual base salaries for Dr. Hedrick and Mr. Sims were $510,000 and $260,000, respectively. The actual base salary paid to Mr. Sims for the Company’s 2020 fiscal year was approximately $235,500 as a result of his annual base salary being prorated for his start date of February 6, 2020.

Annual Bonuses

Target bonuses are reviewed annually and established as a percentage of the executives’ base salaries, generally based upon seniority of the officer and targeted at or near the median of the peer group (with reference to our corporate compensation philosophy) and relevant survey data (including the Radford Global Life Sciences Survey and BIOCOM Total Rewards Survey). Each year, the compensation committee establishes corporate and individual objectives related to the Company’s clinical, financial and operational goals and sets each executive’s respective bonus target percentages, taking into account recommendations from our Chief Executive Officer as it relates to executive positions other than the Chief Executive Officer’s compensation. Our Chief Executive Officer’s target bonus is set by the compensation committee to align entirely with our overall corporate objectives. After each fiscal year-end, our Chief Executive Officer provides the compensation committee with a written evaluation showing actual performance as compared to corporate and/or individual objectives, and the compensation committee uses that information, along with the overall corporate performance, to determine what percentage of each executive’s bonus target will be paid out as a bonus for that year. Overall, the compensation committee seeks to establish the corporate and individual functional goals to be highly challenging yet attainable.

Dr. Hedrick’s target bonus for the Company’s 2021 and 2020 fiscal years as a percentage of base salary was 55%. Mr. Sims’ target bonus for the Company’s 2021 and 2020 fiscal years as a percentage of base salary were 35% and 30%, respectively.  Dr. LaFrance’s target bonus for 2021 as a percentage of base salary was 35%.

For the Company’s 2021 fiscal year, the general corporate goals approved by the Board (upon recommendation of the compensation committee for purposes of executive compensation) were determined by the compensation committee to have been achieved at a level resulting in 130% of the target cash bonus amount payable to Chief Executive Officer, Dr. Hedrick, or $364,650, and 119% of the target cash bonus amount payable to Chief Financial Officer, Mr. Sims, or $108,063. Dr. LaFrance was paid a bonus amount of $27,427 which bonus amount was determined based on his prorated base salary due to his start date of November 11, 2021.

For the Company’s 2020 fiscal year, the general corporate goals approved by the Board (upon recommendation of the compensation committee for purposes of executive compensation) were determined by the compensation committee to have been achieved at a level resulting in 115% of the target cash bonus amount payable to Chief Executive Officer, Dr. Hedrick, and 112.5% of the target cash bonus amount payable to Chief Financial Officer, Mr. Sims.

Long-Term Equity Compensation

We designed our long-term equity grant program to further align the interests of our executives with those of our stockholders and to reward the executives’ longer-term performance. Historically, the compensation committee has granted stock options, although from time-to-time, to further increase the emphasis on compensation tied to performance, the compensation committee may grant other equity awards as allowed by the 2020 Stock Incentive Plan based on its judgment as to whether the complete compensation packages to our executives, including prior equity awards, are appropriate and sufficient to retain and incentivize the executives and whether the grants balance long-term versus short-term compensation. The compensation committee also considers our overall performance as well as the individual performance of each of our NEOs, the potential dilutive effect of restricted stock awards, the dilutive and overhang effect of the equity awards, and recommendations from the Chief Executive Officer (other than with respect to his own equity awards).

Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

For the year ended December 31, 2021, our Chief Executive Officer was awarded stock options covering a total of 289,085 shares, our Chief Financial Officer was awarded stock options covering a total of 166,822 shares and our Chief Medical Officer was issued a stock option covering 120,000 shares. The stock options awarded to our Chief Executive Officer and Chief Financial Officer in 2021 were each awarded in two separate grants. A portion of the options granted to our Chief Executive Officer and Chief Financial Officer were granted in May 2021 after the stockholders approved the amendment and restatement of our 2020 Stock Incentive Plan because there were not enough shares available under our 2020 Stock Incentive Plan until then. For the year ended December 31, 2020, our Chief Executive Officer was awarded a stock option covering 140,000 shares and our Chief Financial Officer was awarded a stock option covering 40,000 shares. You can find more information on the stock options granted to our Named Executive Officers below under “Outstanding Equity Awards at December 31, 2021.”

Personal Benefits and Perquisites

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, short-term and long-term disability insurance, flexible spending accounts and 401(k). These plans are available to all full-time employees. In keeping with our philosophy to provide total compensation that is competitive within our industry, we offer limited personal benefits and perquisites to executive officers. You can find more information on the amounts paid for these perquisites to or on behalf of our NEOs in our 2021 Summary Compensation Table.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021.

Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (2)(3)	Option Exercise Price ($)(3)	Option Expiration Date
Marc H. Hedrick, M.D.,	1/31/2013	24	—	$20,550	1/31/2023
President and Chief Executive	1/31/2013	12	—	37,500	1/31/2023
Officer	4/11/2014	38	—	17,850	4/11/2024
	8/21/2014	13	—	10,500	8/21/2024
	1/30/2015	32	—	3,600	1/30/2025
	1/04/2016	112	—	1,404	1/04/2026
	3/08/2017	193	—	775	3/08/2027
	6/25/2020	52,500	87,500	2.10	6/25/2030
	2/16/2021	18,399	69,915	3.64	2/16/2031
	5/25/2021	29,279	171,492	2.25	5/25/2031
Andrew Sims, Chief Financial Officer	2/06/2020	16,250	23,750	2.23	2/06/2030
	2/16/2021	13,880	52,745	3.64	2/16/2031
	5/25/2021	14,612	85,585	2.25	5/25/2031
Norman LaFrance, M.D. Chief Medical Officer	11/01/2021	0	120,000	1.71	11/11/2031

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the stock options.
(2)

Unless otherwise provided, unvested stock options are subject to four-year vesting (from the grant date), and all stock options have a contractual term of 10 years from the date of grant. Awards presented in this table contain one of the following two vesting provisions:

•

With respect to an initial stock option grant to an employee, 25% of the shares subject to the award vest on the one-year anniversary of the vesting start date, while an additional 1/36th of the remaining option shares vest at the end of each month thereafter for 36 consecutive months, or

•

With respect to stock option grants made to an employee after one full year of employment, 1/48th of the shares subject to the award vest at the end of each month over a four-year period, as measured from the vesting start date.

(3)

We consummated a 1-for-15 reverse stock split in May 2016, a 1-for-10 reverse stock split in May 2018 and a 1-for-50 reverse stock split in August 2019.  The amounts set forth in this column reflect these three reverse stock splits

Additional Narrative Disclosure: Termination-Based Compensation

Pursuant to the terms of the Executive Employment Agreements, if one of our Named Executive Officers is terminated without “cause” or resigns for “good reason,” (a “Severance Termination”), then such Named Executive Officer will be eligible to receive: (i) an amount equal to twelve months of his base salary; (ii) an amount equal to his target bonus for the year in which such Severance Termination occurs; (iii) the annual bonus earned for the prior calendar year if not yet paid as of the date of such Severance Termination; (iv) an amount equal to twelve months of the premiums such Named Executive Officer is required to pay under the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”) to continue coverage for him and his eligible dependents under our group health plans; and (v) the accelerated vesting of Named Executive Officer’s unvested equity incentive awards that would have vested during the period beginning on the date of such Severance Termination and ending on (1) in case of a Severance Termination of Dr. Hedrick and LaFrance, twelve months thereafter, or (ii) in the case of a Severance Termination of Mr. Sims, nine months thereafter. In order to be eligible for the benefits set forth above, such Named Executive Officer must sign (and not revoke) a general release of claims in favor of the Company as of the date of the Severance Termination, as applicable (a “Release”).

If a Severance Termination occurs within the period beginning on the date the Company and an acquiror formally or informally agree on the terms of a transaction which, if consummated, would constitute a “change in control” and ending on the closing date of the change in control, or within twelve months following a change in control, upon signing a Release (a “CoC Termination”), such Named Executive Officer will be eligible to receive: (i) those items listed in the above paragraph under subclauses (ii) and (iii); (ii) an amount equal to (1) in the case of a CoC Termination of Dr. Hedrick or Dr. LaFrance, 18 months of the greater of his base salary in effect immediately prior to the date of such CoC Termination and his base salary in effect on the date the terms of a transaction that results in a change in control are agreed to, or (2) in the case of a CoC Termination of Mr. Sims, 12 months of the greater of his base salary in effect immediately prior to the CoC Termination and his base salary in effect on the date the terms of a transaction that results in a change in control; (iii) the amounts listed in the above paragraph under subclause (iv) except that, if the CoC Termination is for Dr. Hedrick or Dr. LaFrance, the amount of the COBRA payment will be increased to 18 months; (iv) the acceleration of such Named Executive Officer’s remaining unvested equity incentive awards effective on the later of the CoC Termination and the date of the change in control; and (v) the right to exercise the equity incentive awards granted to him on or after the date of his Executive Employment Agreement until the later of (1) three months after the CoC Termination, (2) three months following the change in control with respect to any equity incentive awards that become exercisable upon a change in control due to this acceleration in connection with the change in control, and (3) any period specified in such Named Executive Officer’s award agreements (but not beyond the original expiration date of any equity incentive award). Further, even if a CoC Termination does not occur, if any of our Named Executive Officers remain employed by the Company as of the closing of such change in control, all of such Named Executive Officer’s outstanding unvested incentive stock awards shall automatically accelerate on the date of such change of control.

Under the Executive Employment Agreements, the term “cause” generally refers to the occurrence of certain events including (i) the employee’s extended disability, (ii) employee’s repudiation of his employment or his Executive Employment Agreement, (iii) the employee’s conviction of a felony or certain misdemeanors, (iv) employee’s demonstrable and documented fraud, (v) intentional, reckless or grossly negligent action which causes material harm to the Company, (vi) intentional failure to substantially perform material employment duties or directives, and (vii)chronic absence from work for reasons other than illness, permitted vacation or resignation for good reason.

Under the Executive Employment Agreements, the term “good reason” generally refers to: (i) the Company’s material breach of its obligation to pay employee the compensation earned for any past service (at the rate which had been stated to be in effect for such period of service); (ii) a change in employee’s position with the Company which materially reduces the employee’s duties or stature in the business conducted by the Company; and (iii) a reduction in the employee’s level of compensation, provided, however, that a Company-wide reduction of compensation of not more than fifteen percent (15%) that is also applicable to all of the senior management team of the Company and which continues for less than three (3) months, shall not constitute Good Reason.

Under the Executive Employment Agreements, the term “change of control” generally refers to (i) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either: (A) had been directors of the Company; or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; (ii) any “person” who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily  having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; (iii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

Equity Compensation Plan Information

The following table gives information as of December 31, 2021 about shares of our common stock that may be issued upon the exercise of outstanding options, and shares remaining available for issuance under all of our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans not approved by security holders (1)	160,336	$13.83	90,389
Equity compensation plans approved by security holders (2)	1,010,537	$3.26	640,212
Total	1,170,873	$4.65	730,601

(1)

Represents (i) options outstanding that were issued under the 2004 Stock Option and Stock Purchase Plan which expired in August 2004 and (ii) the 2015 New Employee Incentive Plan.  For more information, see “Material Features of the Amended and Restated 2015 New Employee Incentive Plan and the 2020 Stock Incentive Plan” provided in our annual report on Form 10-K filed on February 24, 2022.

(2)	See Notes to the Consolidated Financial Statements included with our annual report on Form 10-K filed on February 24, 2022 for a description of the 2020 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 22, 2022 (or earlier date for information based on filings with the SEC) by (a) each person known to us to own more than 5% of the outstanding shares of our common stock, (b) each director, (c) our named executive officers and (e) all current directors and executive officers as a group.

We believe, based on information provided to us or based on filings with the SEC, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.  A total of 22,175,025 shares of our common stock were issued and outstanding as of March 22, 2022.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned(2)	Number of Shares of Common Stock Subject to Awards/Warrants Exercisable Within 60 Days of March 22, 2022(3)	Total Number of Shares of Common Stock Beneficially Owned(4)	Percent Ownership
Greater than 5% Stockholders:
Parkman Healthcare Partners LLC(5)	1,508,508	—	1,508,508	6.8%
Named Executive Officers and Directors:
Marc H. Hedrick, M.D.	21,080	138,199	159,279	*
Andrew Sims	9,230	63,157	72,387	*
Norman LaFrance, M.D.	—	—	—	*
Howard Clowes	3,000	42,482	45,482	*
An van Es-Johansson	—	44,808	44,808	*
Richard J. Hawkins	17	54,767	54,784	*
Greg Petersen	32,500	37,474	69,974	*
Robert P. Lenk	10,000	42,475	52,475	*
All current executive officers and directors as a group (8 persons)	75,827	423,362	499,189	2.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares as of March 22, 2022.
(1)	Unless otherwise indicated, the address of each of the individuals is c/o Plus Therapeutics, Inc., 4200 Marathon Blvd. Suite 200, Austin, TX 78756.
(2)	Unless otherwise indicated, represents shares of outstanding common stock owned by the named parties as of March 22, 2022.
(3)

Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days of March 22, 2022 are deemed to be outstanding for computing the percentage ownership of the person holding such options or warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person or group.

(4)

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days.

(5)

Based solely on information reported on a Schedule 13G filed by Parkman Healthcare Partners LLC on February 4, 2022.  The shares of common stock are beneficially owned by Parkman Healthcare Partners LLC, Parkman Healthcare Partners Holdings LP, Parkman Healthcare Partners Holdings GP LLC, and Gregory Martinez.  The principal business address of each of the entities is 700 Canal Street, 2nd Floor, Stamford, Connecticut 06902, U.S.A.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such reports filed with the SEC and written representations from the reporting person that no other reports were required during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements during that fiscal year were met, other than one Form 4 for Dr. Norman LaFrance that was not timely filed with respect to the initial grant of stock options to Dr. LaFrance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of the proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review.  To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant stockholders.  In considering related person transactions, our audit committee considers the relevant available facts and circumstances, which may include, but not limited to:

•	the risks, costs, and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests.

The following includes a summary of any related party transactions since January 1, 2021 to which we have been a party.  We also describe below certain other transactions with our directors, executive officers and 5% stockholders. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Director and Officer Indemnification

Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Stock Option Grants to Executive Officers and Directors

We have entered into employment agreements with our executive officers pursuant to which we pay our executive officers annual salaries and bonuses as more fully described above under “Executive Compensation.” Further, we have granted stock options to our executive officers and non-employee directors as more fully described above under “Director Compensation.”

The information under the heading “Board Independence” in this Proxy Statement is incorporated herein by reference.

AUDIT MATTERS

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Plus Therapeutics, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC.  The audit committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent registered public accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board, which is available on the Company’s website at www.plustherapeutics.com.  The composition and responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements.  The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.  In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and approved by the SEC. In addition, the independent registered public accountants provided to the audit committee the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence and the audit committee has discussed with such accountants such accountants’ independence from the Company and its management. The audit committee has discussed with management and the independent registered public accounts the procedures for selection of consultants, fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence and has determined that the non-audit services performed by the independent registered public accountant are compatible with maintaining their independence.

The audit committee has discussed with the Company’s management and its independent registered public accountants, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

In addition, the audit committee has selected BDO USA, LLP as independent registered public accountants to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2022.

Respectfully submitted,
Greg Petersen, Chairman

Howard Clowes

An van Es-Johansson

PROPOSAL #1

Election of Directors

The Board currently consists of six (6) persons. The Board, upon the recommendation of our governance and nominating committee, has nominated the following persons for election as directors: Howard Clowes, An van Es-Johansson, M.D., Richard J. Hawkins, Marc H. Hedrick, M.D., Robert Lenk, PhD, and Greg Petersen. All of the nominees are currently serving as members of our Board.  All directors are elected annually and serve one-year terms until the next Annual Meeting, or until they resign, are removed, or their respective successors are duly elected and qualified. If any nominee should decline or be unable to accept such nomination or to serve as a director, or for good cause will not serve as a director, an event which our Board does not currently anticipate, our Board reserves the right to nominate another person or to vote to reduce the size of our Board. The designated proxy holders will have the express discretionary authority to vote for a replacement nominee and proxies will be voted for any nominee designated by our Board to fill the vacancy. If another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the persons nominated by our Board.

Directors and Nominees

Biographical information and the attributes, skills and experience of each nominee that led our Governance and Nominating Committee and Board to determine that such nominee should serve as a director are discussed in the “Directors and Executive Officers” section of this proxy statement and is incorporated into this section by reference.

Required Vote

The nominees will be elected by a plurality vote, which means that the six nominees receiving the most affirmative votes will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome.  Broker non-votes will have no effect.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD NAMED ABOVE.

PROPOSAL #2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected BDO USA, LLP (“BDO”), as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that we submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.

BDO has served as our independent registered public accounting firm since July 2016. The selection of the independent registered public accounting firm is not required to be submitted for stockholder approval. However, if the stockholders do not ratify this selection, the audit committee will reconsider its selection of BDO. Even if the selection is ratified, our audit committee may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that the change would be in the Company’s best interests.

Representatives of BDO will be available at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Additional information concerning the audit committee and BDO can be found in the “Audit Matters” section of this Proxy Statement.

Principal Accountant Fees and Services

The decision to engage BDO as our independent registered public accounting firm for the year ended December 31, 2022 was recommended by the audit committee and approved by the Board.

Our policies require the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting but may not delegate pre-approval authority to members of management. The Audit Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to us. The Audit Committee reviewed and pre-approved all audit services and permitted non-audit services performed during the years ended December 31, 2021 and 2020. The following table shows the aggregate fees paid or accrued by us for the audit and other services provided by BDO for fiscal years ended December 31, 2021 and 2020.

	Fiscal Year Ended December 31,
	2021	2020
Audit Fees (1)	$278,438	$368,617
Audit Related Fees (2)	-	-
Tax Fees (3)	35,000	34,000
Total	$313,438	$402,617

(1)

Audit fees consist of fees for professional services performed by BDO for the audit of the financial statements included in our Annual Report on Form 10-K and review of the financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services, performed by BDO that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees consist of fees for professional services performed by BDO with respect to tax compliance, tax advice, tax consulting and tax planning.

Required Vote

The proposal to ratify the appointment of BDO requires the affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

PROPOSAL #3

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO LINCOLN PARK PURSUANT TO NASDAQ LISTING RULES

Within approximately three months after the date of the Annual Meeting, we intend to enter into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) providing for Lincoln Park’s purchase of up to $50.0 million of our common stock that we anticipate will contain the terms and conditions substantially as described below (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”).  The anticipated material terms and conditions of the Purchase Agreement and Registration Rights Agreement will be substantially similar to those that are contained in purchase agreements and registration rights agreements that we have previously entered into with Lincoln Park in connection with three prior similar types of transactions, the first of which we entered into on December 22, 2016 providing for Lincoln Park’s purchase of up to $20.0 million of our common stock (the “2016 Purchase Agreement”), the second of which we entered into on September 21, 2018 providing for Lincoln Park’s purchase of up to $5.0 million of our common stock (the “2018 Purchase Agreement”) and the third of which we entered into on September 30, 2020 providing for Lincoln Park’s purchase of up to $25.0 million of our common stock (the “2020 Purchase Agreement” and, together with the 2016 Purchase Agreement and the 2018 Purchase Agreement, the “Prior Agreements”). The last sale of our common stock made under the Prior Agreements was on January 4, 2022. As of January 4, 2022, we do not have any additional shares of common stock registered that we can issue under the 2020 Purchase Agreement and we do not intend to register any additional shares of common stock under the 2020 Purchase Agreement.

We are submitting this Proposal 3 to you in order to obtain the requisite stockholder authorization which would be required under Nasdaq Listing Rules 5635(d), (b) and (a) (i) if we sell shares of our common stock to Lincoln Park in excess of 19.99% of our outstanding shares of common stock as of the date we enter into the Purchase Agreement, (ii) if sales of our common stock under the Purchase Agreement constitute a change of control, or (iii) if sales of our common stock under the Purchase Agreement would be deemed to be in connection with the acquisition of another company’s stock or assets requiring stockholder approval under Nasdaq Listing Rule 5635(a), in each case as more fully described below.

Agreement with Lincoln Park

Under the terms and subject to the conditions of the Purchase Agreement, we will have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park will be obligated to purchase up to $50.0 million of our common stock. Such sales of common stock by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over a period of 36 months beginning on the date on which the conditions to the commencement of sales under the Purchase Agreement are satisfied (the “Commencement Date”). We will not have the right to commence any sales to Lincoln Park under the Purchase Agreement until each of the conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, will have been satisfied, including without limitation that a registration statement covering the resale by Lincoln Park of the shares issuable under the Purchase Agreement (if the shares are sold pursuant to a private placement exemption) shall have been declared effective by the Securities and Exchange Commission (the “SEC”), and that no stop order with respect to the registration statements shall be pending or threatened by the SEC.

Under the Purchase Agreement, from and after the Commencement Date, on any business day selected by us on which the closing sale price of our common stock exceeds certain threshold prices to be determined and set forth in the Purchase Agreement, we may direct Lincoln Park to purchase up to 100,000 shares of common stock on such business day (each, a “Regular Purchase”), provided that Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000.

The purchase price for Regular Purchases will be equal the lesser of (i) the lowest sale price of our common stock on the applicable purchase date and (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the applicable purchase date. A purchase notice for a Regular Purchase may only be issued after the markets have closed (i.e., after 4:00 pm Eastern time), which ensures that the purchase price is always known and fixed at the time the purchase notice is issued.

On any trading day that (i) we have directed Lincoln Park to purchase the maximum number of shares of common stock we are then permitted to sell in a Regular Purchase under the Purchase Agreement and (ii) the closing sale price of our common stock on the applicable Regular Purchase date exceeds a threshold price to be determined and specified in the Purchase Agreement, we will also have the right (but not the obligation), in our sole discretion, to deliver to Lincoln Park, simultaneously with the delivery of the Regular Purchase notice, a purchase notice directing Lincoln Park to purchase additional shares of our common stock in an “accelerated purchase” under the Purchase Agreement. Under certain circumstances that will be set forth in the Purchase Agreement, we will also have the right (but not the obligation), in our sole discretion, to direct Lincoln Park to purchase additional amounts of our common stock in multiple “accelerated purchases” on the same trading day.

Lincoln Park will not have the right to require us to sell any shares of common stock to Lincoln Park, but Lincoln Park will be obligated to make purchases as we direct, subject to certain conditions. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 4.99% of our common stock (the “Beneficial Ownership Limitation”). There will be no upper limits on the price per share that Lincoln Park must pay for shares of common stock. There will be no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. There will be no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us. We currently anticipate that we will use any net proceeds from the sale of securities to Lincoln Park for working capital and general corporate purposes.

Requirement to Seek Stockholder Approval

As a result of our listing on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rules 5635(d), 5635(a) and 5635(b). Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99% of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Under the Nasdaq 20% Rule, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the closing price of our common stock immediately prior to the date that the Purchase Agreement is executed, such that issuances and sales of the common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement will specifically provide that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

Nasdaq Listing Rule 5635(a) requires us to obtain stockholder approval prior to any potential issuances of our common stock that would be made in connection with the acquisition of another company’s stock or assets if (i) the common stock that we would be issuing in such transaction would (1) have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) would be in excess of 20% of the number of shares of common stock outstanding before such issuance or (ii) if any of our directors, officers or substantial stockholders have more than a 4.99% interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the potential issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more.

Nasdaq Listing Rule 5635(b) generally requires us to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Pursuant to applicable Nasdaq guidance, a change of control may generally be deemed to occur when an investor would own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. However, in determining if a change of control has occurred (and stockholder approval is required), Nasdaq will consider all circumstances concerning the transaction and may determine that a change of control has occurred even if the number of shares of common stock or voting power that an investor has a right to acquire is less than 20%.

Based on the closing sale price of our common stock of $1.00 per share, as reported on The Nasdaq Capital Market on March 22, 2022, to fully utilize the $50.0 million expected to be available to us, we would need to issue approximately 50.0 million shares of common stock to Lincoln Park, which would be in excess of 19.99% of our outstanding shares of common stock as of March 22, 2022 and in all likelihood in excess of 19.99% of our outstanding shares at the time we would enter into the Purchase Agreement. Based on the closing price of our common stock on January 24, 2022 of $0.87 per share (our lowest closing sale price since January 1, 2022 as reported on Nasdaq.com), we would need to issue approximately 57.5 million shares of common stock to Lincoln Park to fully utilize the $50.0 million expected to be available under the Purchase Agreement.  Further, we may use the proceeds we receive under the Purchase Agreement for any permitted purpose including the acquisition of another company’s stock or assets, although we do not currently intend to pursue any such acquisition. In order to fully utilize the $50.0 million expected to be available under the Purchase Agreement we are required to obtain stockholder approval pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d) to permit issuances of our common stock (including the issuance of more than 19.99% of our common stock) to Lincoln Park pursuant to the Purchase Agreement. Accordingly, under this Proposal 3, we are seeking stockholder approval for the issuance of up to 57.5 million shares of our common stock under the Purchase Agreement. We would seek additional stockholder approval before issuing more than 57.5 million shares.

Timing of New Purchase Agreement

We are seeking stockholder approval of this Proposal 3 at the Annual Meeting to avoid the expenses and transaction delay that we anticipate would occur if we were required to call a separate special meeting of our stockholders to approve issuances of common stock under the Purchase Agreement.  If we obtain stockholder approval, we currently anticipate that we will enter into the new Purchase Agreement within approximately three months after the date of the Annual Meeting. If we do not enter into the new Purchase Agreement within such period, we will seek additional stockholder approval before issuing shares of common stock under the new Purchase Agreement in excess of the Exchange Cap.

Effect of Failure to Obtain Stockholder Approval

If Proposal 3 is not approved by our stockholders at the Annual Meeting, we intend to execute the Purchase Agreement and Registration Rights Agreement with Lincoln Park as currently anticipated. However, we will not be permitted to issue shares of common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap, unless the average price of all sales and issuances of common stock to Lincoln Park under the Purchase Agreement equals or exceeds the Minimum Price, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under the Nasdaq 20% Rule, and we may not issue shares under the Purchase Agreement if the issuance would violate Nasdaq Listing Rules 5635(a) and (b). If, as a result of failing to obtain stockholder approval, we are prohibited from issuing shares of common stock to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap (or in an amount that would violate Nasdaq Listing Rules 5635(a) or (b)), we would likely be required to seek alternative sources of financing sooner than if we obtain stockholder approval under this Proposal 3 and are able to access the maximum amount of $50.0 million under the Purchase Agreement.

Reasons for Transaction and Effect on Current Stockholders

The Board has determined that the Purchase Agreement with Lincoln Park is in the best interests of the Company and its stockholders because the right to sell shares to Lincoln Park provides the Company with a reliable source of capital and the ability to access that capital when and as needed.

Dilution

The Purchase Agreement will not affect the rights of the holders of outstanding common stock, but the sale of shares to Lincoln Park pursuant to the terms of the Purchase Agreement will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.  For example if we were to sell to Lincoln Park all 57.5 million shares (which is the maximum number of shares we could sell under the anticipated terms of the Purchase Agreement at a price equal to the lowest closing price of our common stock since January 1, 2022 as reported on www.nasdaq.com) for which we are seeking stockholder approval to issue under the Purchase Agreement, Lincoln Park would beneficially own approximately 72.2% of the outstanding shares of the Company after such issuances on a pro forma basis. However, in addition to the limits set by the Purchase Agreement (including the Beneficial Ownership Limitation), pursuant to SEC rules regarding the use of a shelf registration statement on Form S-3, the maximum amount we are able to sell in any 12-month period under a registration statement on Form S-3 is also limited to a number of shares having an aggregate market value of no more than 1/3 of our public float. This limit is applicable as long as our public float is less than $75 million (and is applicable to a primary issuance (in the event we sell registered shares) or a resale (in the event we sell shares pursuant to a private placement exemption) pursuant to the Form S-3 shelf registration statement).

Beneficial Ownership Limitation and Control Considerations

Notwithstanding the foregoing, the Purchase Agreement will provide that the Company shall not issue, and Lincoln Park shall not purchase, any shares of our common stock under the Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) by Lincoln Park and its affiliates, would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of our then issued and outstanding shares of common stock. This Beneficial Ownership Limitation limits the number of shares Lincoln Park may beneficially own at any one time to 4.99% of our outstanding common stock. Consequently, the number of shares Lincoln Park may beneficially own in compliance with the beneficial ownership limitation may increase over time as the number of outstanding shares of our common stock increases over time. Lincoln Park may sell some or all of the shares it purchases under the Purchase Agreement, permitting it to purchase additional shares in compliance with the Beneficial Ownership Limitation.

Effect of Approval

If this Proposal 3 is approved by our stockholders, we will be able to issue shares in a greater number than permitted by the Exchange Cap to Lincoln Park under the Purchase Agreement, provided we enter into the Purchase Agreement within approximately three months after the date of the Annual Meeting, up to a maximum of $50 million of our common stock. If approved, we will be able sell shares of our common stock under the Purchase Agreement from time to time, at our sole discretion, over the 36‑month period beginning on the Commencement Date.  Based on the closing price of our common stock of $0.87 per share on January 24, 2022 (which is the lowest closing sale price of our common stock since January 1, 2022 as reported on Nasdaq.com) the maximum number of shares we could issue and sell under the Purchase Agreement would be approximately 57.5 million shares.  The actual purchase price for Regular Purchases will equal the lesser of (i) the lowest sale price of our common stock on the purchase date, or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date. While the number of shares of common stock that we may issue would fluctuate from time to time based on the price of our common stock (and, as a practical matter, may be limited by the Beneficial Ownership Limitations and SEC rules limiting the number of shares that we may sell under our registration statement on Form S-3), we would seek additional stockholder approval before issuing more than 57.5 million shares under the Purchase Agreement. We would also seek additional stockholder approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement above $50.0 million.

The additional shares that we could issue to Lincoln Park will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each additional share of common stock that would be issuable to Lincoln Park would have the same rights and privileges as each share of our currently authorized common stock.

Required Vote

The proposal to approve the issuance of shares of common stock to Lincoln Park pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d) requires the affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO LINCOLN PARK PURSUANT TO NASDAQ LISTING RULES

PROPOSAL #4

PROPOSAL TO APPROVE THE SECOND AMENDMENT AND RESTATEMENT

OF THE 2020 STOCK INCENTIVE PLAN

On March 24, 2022, our Board approved the second amendment and restatement of our 2020 Stock Incentive Plan (the “Second Amended Plan”), subject to the approval of our stockholders at the Annual Meeting. The 2020 Stock Incentive Plan that was approved by our stockholders at our 2020 annual meeting of stockholders and the amended and restated 2020 Stock Incentive Plan that was approved by our stockholders at our 2021 annual meeting of stockholders are collectively referred to as the “Plan” in this proposal. The Board is requesting stockholder approval of the Second Amended Plan.

The Board believes that equity awards are a key element underlying its ability to retain, recruit and motivate key personnel who are critical to our ability to execute successfully and implement our growth plans. After reviewing the Plan, the Board has determined that the current share reserve available for awards under the Plan is insufficient and limits the Board’s ability to provide equity incentives that align the interests of our directors, executives and employees with those of our stockholders and limits our ability to attract and retain talented personnel. Approval of the Second Amended Plan by our stockholders will allow us to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board or Compensation Committee. The Second Amended Plan contains the following material changes from the Plan:

•

Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares of our common stock that may be issued under the Second Amended Plan is increased by 2,000,000 shares.

•

Subject to adjustment for certain changes in our capitalization, the number of shares of our common stock issuable under the Second Amended Plan as incentive stock options (ISOs) has been increased to 4,500,000 shares.

•	The Second Amended Plan extends the period during which ISOs can be granted through 10 years following the date the Second Amended Plan was approved by the Board.

The following summary of the principal features of the Second Amended Plan is qualified by reference to the terms of the Second Amended Plan, a copy of which is available without charge upon stockholder request to Secretary, Plus Therapeutics, Inc., 4200 Marathon Blvd., Suite 200, Austin, TX 78756. The Second Amended Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement as Appendix A and can be accessed on the SEC’s web site at http://www.sec.gov.

Compensation and Governance Best Practices

The Second Amended Plan approved by our Board and submitted for stockholder approval includes an increase in the number of shares available for issuance of equity incentive awards by the Company by 2,000,000 shares.

The Second Amended Plan contains the following important compensation and governance best practices:

•	No single trigger accelerated vesting upon change in control. The Second Amended Plan does not provide for automatic vesting of awards upon a change in control.
•

No liberal change in control definition. The change in control definition in the Second Amended Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Second Amended Plan to be triggered.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Second Amended Plan must have an exercise or strike price equal to or greater than the fair market value of a share of our common stock on the date the stock option or stock appreciation right is granted.

•

Administration by independent committee. The Second Amended Plan will be administered by the members of the compensation committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.

•

Material amendments require stockholder approval. Consistent with Nasdaq rules and regulations, the Second Amended Plan requires stockholder approval of any material revisions to the Second Amended Plan. In addition, certain other amendments to the Second Amended Plan require stockholder approval.

•

Repricing not permitted.  Repricing of stock options or stock appreciation rights and the cancellation of stock options or stock appreciation rights with an exercise price greater than the current fair market value of a share in return for cash or the grant of new stock options or stock appreciation rights with a lower exercise price or the grant of other awards is prohibited without stockholder approval.

•

No liberal share recycling.  Liberal share recycling is not allowed. Shares withheld to pay the grant price or exercise price or to satisfy a tax withholding obligation related to an award will not again become available for awards under the Second Amended Plan.

•

Limitations on dividends and dividend equivalents. Dividends and dividend equivalents on shares and awards that have not vested and accrued dividends are not paid under the Second Amended Plan until the underlying shares vest.

•	Awards subject to claw back. There is a robust claw back provision under the Second Amended Plan.

•

Limit on non-employee director awards and other awards. The sum of any cash compensation and the value of awards (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes) granted to non-employee directors as compensation for services during any calendar year may not exceed $500,000, or $700,000 in the calendar year of the non-employee director’s initial service as a director).

Why We Are Asking Our Stockholders to Approve the Second Amended Plan

•

Equity incentives are key to retaining key talent to drive our business forward. The Board believes that equity awards are a key element underlying our ability to retain, recruit and motivate key personnel who are critical to our ability to execute successfully through this time of transition for our Company and implement our business plan to develop our pipeline of therapeutics. Equity awards align the interests of our key personnel with those of our stockholders and are a substantial contributing factor to our success and the future growth of our business.

•

Current shares available for awards are inadequate. We believe that the shares currently available for grant under the Plan will be insufficient to meet our anticipated retention and recruiting needs. As of March 22, 2022, there were 640,212 shares available for future grant under the Plan.

Information regarding Equity Incentive Program, Dilution and Overhang

The following table provides certain information regarding our equity incentive program:

As of March 22, 2022
Total number of shares of common stock subject to outstanding stock options	1,170,873
Weighted-average exercise price of outstanding stock options	$4.65
Weighted-average remaining term of outstanding stock options	9 years
Total number of shares of common stock subject to outstanding full value awards	0
Total number of shares of common stock available for grant under the 2020 Plan	640,212
Total number of shares of common stock available for grant under the 2015 New Employee Incentive Plan	90,389
Total number of shares of common stock outstanding	22,175,025
Per-share closing price of common stock as reported on the Nasdaq Capital Market	$1.00

To provide the Company the flexibility to responsibly address our future equity compensation needs, we are requesting that stockholders approve the Second Amended Plan to make an additional 2,000,000 shares available for grant. Grant levels for the preceding three fiscal years have averaged 404,342 shares per year. After giving effect to a new grant authority of 2,000,000 shares, the pro forma overhang percentage (see footnote 3 below) as of March 22, 2022 would be 20.1%.

The following table shows our key dilution metrics over the last three years:

Key Equity Metrics	Three Year Average	2021	2020	2019
Net Equity Burn Rate(1)	5.73%	5.29%	11.96%	(0.06)%
Dilution(2)	5.16%	7.55%	7.87%	0.05%
Overhang(3)	8.42%	10.92%	11.79%	2.55%

(1)

Net Equity Burn Rate is calculated by dividing the number of shares subject to equity awards granted during the year, minus shares subject to awards that were cancelled or forfeited during the year, by the weighted average number of shares outstanding during the year.

(2)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the year by the number of shares outstanding at the end of the year.

(3)

Overhang is calculated by dividing (a) the sum of (i) the number of shares subject to equity awards outstanding at the end of the year and (ii) the number of shares available for future grants by (b) the sum of (i) the number of shares outstanding at the end of the year and (ii) the number of shares subject to equity awards outstanding at the end of the year and (iii) the number of shares available for future grants.

When considering the number of shares authorized for issuance under the Second Amended Plan, the compensation committee reviewed, among other things, the potential dilution to the Company’s current stockholders as measured by burn rate, dilution and overhang, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Second Amended Plan was reviewed under scenarios based on a variety of assumptions. The compensation committee is committed to effectively managing the number of shares reserved for issuance under the Second Amended Plan while minimizing stockholder dilution.

Description of the 2020 Stock Incentive Plan, as amended and restated

Purpose

The purpose of the Second Amended Plan is to assist management in the recruitment, retention and motivation of employees, outside directors and consultants who are in a position to make material contributions to our long‑term success and the creation of stockholder value. The Second Amended Plan offers a significant incentive to encourage our employees, outside directors and consultants by enabling those individuals to acquire shares of our common stock, thereby increasing their proprietary interest in the growth and success of our Company.

Types of Awards

The Second Amended Plan provides for the direct award or sale of shares of common stock (including restricted stock), the award of stock units and stock appreciation rights, and the grant of both incentive stock options to purchase common stock intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986 (the “Code”) and nonstatutory stock options to purchase common stock that do not qualify for such treatment under the Code.

Eligibility

All employees (including officers) and directors of the Company or any subsidiary and any consultant who performs services for the Company or a subsidiary are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory stock options, stock units and stock appreciation rights. Only employees are eligible to receive grants of incentive stock options.

As of March 22, 2022, we (including our affiliates) had approximately 14 employees, 15 consultants and 5 non‑employee directors, all of whom are eligible to receive awards under the Second Amended Plan.

Administration

The Second Amended Plan is administered by the compensation committee of our Board. Subject to the limitations set forth in the Second Amended Plan, the compensation committee has the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option, stock unit or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also has the authority to determine the consideration and methodology of payment for awards.

The compensation committee, our Board and any of their designees do not have the authority to: (i) amend the terms of an outstanding option or stock appreciation right to reduce its exercise price, or (ii) cancel outstanding options or stock appreciation rights with an exercise price above the then-current fair market value per share in exchange for another option, stock appreciation right with a lower exercise price or for other award or for cash, unless the stockholders of the Company have previously approved such an action or the action relates to a capitalization adjustment under the terms of the Second Amended Plan.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Second Amended Plan will not exceed 3,650,781 shares, which is the sum of (i) 550,000 shares approved at the Company’s 2020 annual meeting of stockholders, plus (ii) 1,000,000 shares approved at the Company’s 2021 annual meeting of stockholders, plus (iii) 2,000,000 shares approved at the Company’s 2022 annual meeting of stockholders, plus (iv) the number of unallocated shares remaining available for grant under the Plus Therapeutics, Inc. 2014 Equity Incentive Plan, as amended (the “2014 Plan”) as of the effective date of the Plan, plus (v) the Predecessor Plan’s Returning Shares (as defined below), as such shares become available from time to time.

The term “Predecessor Plan’s Returning Shares” refers to the following shares of our common stock subject to any outstanding stock award granted under the 2014 Plan: (i) any shares subject to such stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued, and (ii) any shares issued pursuant to such stock award that are forfeited back to us because of a failure to vest.

The number of shares that may be delivered in the aggregate pursuant to the exercise of incentive stock options granted under the Second Amended Plan will not exceed 4,500,000 shares plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the Second Amended Plan discussed below as a result of forfeiture or termination of awards. These limitations, and the terms of outstanding awards, shall be adjusted as appropriate and equitable in the event of a stock dividend, stock split, reclassification of stock or similar events.

If stock units, options, or stock appreciation rights are forfeited or terminate for any other reason before being settled or exercised, or if restricted shares are forfeited, then the corresponding shares will again become available for awards under the Second Amended Plan. If stock units are settled or stock appreciation rights are exercised, then only the number of shares settled or exercised shall reduce the number of shares available under the Second Amended Plan.  Shares withheld to satisfy the grant price or exercise price or tax withholding obligation pursuant to an award will not again become available for awards under the Second Amended Plan.

Non-employee Director Compensation Limit

Under the Second Amended Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification of Topic 718, or any successor thereto) of awards granted to any of our non-employee directors as compensation for services as a non-employee director during any calendar year of the Company may not exceed $500,000 (increased to $700,000 in the calendar year of his or her initial service).

Stock Options

The terms of any grants of stock options under the Second Amended Plan will be set forth in a stock option agreement to be entered into between the Company and the recipient. The compensation committee will determine the terms and conditions of such option grants, which need not be identical. The compensation committee may modify, extend or renew outstanding options but the compensation committee may not modify outstanding options to lower the exercise price or cancel options in exchange for cash or for options or stock appreciation rights with a lower exercise price or for another award, other than in connection with a corporate transaction, without stockholder approval.

The exercise price of each option will be set by the compensation committee, subject to the following limits. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of a share of common stock on the date the option is granted, and in the event an option recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the fair market value of a share of common stock on the date the option is granted. The exercise price of a nonstatutory stock option cannot be less than 100% of the fair market value of a share of the Company’s common stock on the date the option is granted. The maximum period in which an option may be exercised will be fixed by the compensation committee and included in each stock option agreement and cannot exceed ten years in the case of an incentive stock option (and in the event an option recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the maximum period for an incentive stock option granted to that person cannot exceed five years). In addition, no option recipient may be granted incentive stock options that are exercisable for the first time in any calendar year for our common stock having a total fair market value (determined as of the option grant) in excess of $100,000.

The exercise price for the exercise of a stock option may be paid in cash or, to the extent that the stock option agreement so provides, by surrendering shares of common stock, by a broker-assisted cashless exercise procedure, by a net exercise arrangement, by delivering a full-recourse promissory note, or in any other form that is consistent with applicable laws, regulations and rules. Options generally will be nontransferable except in the event of the option recipient’s death, but the compensation committee may allow the transfer of nonstatutory stock options through a gift or domestic relations order to the option recipient’s family members.

Stock options granted under the Second Amended Plan generally must be exercised by the optionee before the earlier of the expiration of such option or 90 days after termination of the optionee’s employment, except that the period may be extended on certain events including death and termination of employment due to disability. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Restricted Shares

The terms of any awards of restricted shares under the Second Amended Plan will be set forth in a restricted share agreement to be entered into between the Company and the recipient. The compensation committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, full‑recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares.  Holders of restricted shares must invest any cash dividends received in additional restricted shares.

Restricted Stock Units

The terms of any awards of restricted stock units under the Amended Plan (referred to as “stock units” in the Second Amended Plan document) will be set forth in a restricted stock unit agreement to be entered into between the Company and the recipient. The compensation committee will determine the terms and conditions of the restricted stock unit agreements, which need not be identical. Restricted stock units give an award recipient the right to acquire a specified number of shares of common stock or, at the compensation committee’s discretion, cash, or a combination of common stock and cash, at a future date upon the satisfaction of certain vesting conditions based upon a vesting schedule or performance criteria established by the compensation committee. Restricted stock units may be granted in consideration of a reduction in the award recipient’s other compensation, but no cash consideration is typically required of the award recipient. Unlike restricted shares, the stock underlying restricted stock units will not be issued until the stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time of issuance of any common stock upon settlement.

Stock Appreciation Rights

The terms of any awards of stock appreciation rights under the Second Amended Plan will be set forth in an agreement to be entered into between the Company and the recipient. The compensation committee will determine the terms, conditions and restrictions of any such agreements, which need not be identical. A stock appreciation right generally entitles the award recipient to receive a payment upon exercise equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the value of a share of common stock on the date of grant. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock. The compensation committee may not modify outstanding stock appreciation rights to lower the exercise price or cancel stock appreciation rights in exchange for cash or for options or stock appreciation rights with a lower exercise price or for another award, other than in connection with a corporate transaction, without stockholder approval.

Performance Criteria

An award may be made subject to the attainment of performance goals for a specified period of time relating to performance criteria including, but not limited to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre‑established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the compensation committee in the award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) costs, (r) expenses, (s) achievement of target levels of discovery and/or development of products or services, including but not limited to research or regulatory achievements, (t) third party coverage and/or reimbursement objectives, (u) test volume metrics, (v) objective customer indicators (including, without limitation, customer satisfaction), (w) improvements in productivity, (x) attainment of objective operating goals, (y) objective employee metrics, or (z) any other measures of performance selected by the compensation committee. The compensation committee will appropriately adjust any evaluation of performance under a qualifying performance criteria for a performance period: (i) to exclude asset write‑downs, (ii) to exclude litigation or claim judgments or settlements, (iii) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) to exclude accruals for reorganization and restructuring programs, (v) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year, (vi) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following the divestiture, (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin‑off, combination or exchange of shares or other similar corporate change, or any distributions to our common stockholders other than regular cash dividends, (ix) to exclude the effects of stock based compensation, (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, and (xi) to make other appropriate adjustments selected by the compensation committee.  If applicable, the compensation committee will establish the goals before results are substantially certain and will determine and certify, for each award recipient, the extent to which the qualifying performance criteria have been met.

Amendment and Termination

The Board may amend or terminate the Second Amended Plan at any time, but an amendment will not become effective without the approval of our stockholders to the extent required by applicable laws, regulations or rules.  No amendment or termination of the Second Amended Plan will affect an award recipient’s rights under outstanding awards without the award recipient’s consent. No incentive stock options may be granted under the Second Amended Plan after the tenth anniversary of the date the Second Amended Plan is adopted by the Board.

Forfeiture Events and Clawback/Recoupment Policy

The compensation committee may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award, including termination of service for cause.

In the event that we are required to prepare restated financial results due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, at the discretion of the compensation committee any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Company for (i) the amount of any payment in settlement of an award during the twelve month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying the financial reporting requirement and (ii) any profits realized by the participation from the sale of securities of the Company during the twelve month period. In addition, to the extent claw-back or similar provisions applicable to awards are required by applicable law, listing standards and/or policies adopted by the Company, awards granted under the Second Amended Plan shall be subject to such provisions.

Effect of Certain Corporate Events

In the event of a subdivision of the outstanding common stock or a combination or consolidation of the outstanding common stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin‑off or a similar occurrence, a declaration of a dividend payable in common stock or a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, the compensation committee will make appropriate adjustments in the number and class of shares covered by outstanding awards and the exercise price of outstanding options and stock appreciation rights, the number and class of shares that may be issued pursuant to the exercise of incentive stock options, and the number and class of shares available under the Second Amended Plan.

In the event of a merger or other reorganization, subject to any acceleration provisions in the agreement relating to an award, outstanding awards will be treated in the manner provided in the agreement of merger or reorganization.  That agreement may provide for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is the surviving corporation), for the substitution by the surviving corporation or its parent of its own awards, or for the acceleration of the exercisability of awards followed by the cancellation of those awards.  The agreement of merger or reorganization may also provide for the full exercisability or vesting and accelerated expiration of outstanding awards, cancellation of outstanding awards to the extent not vested or exercised prior to the effective time of the merger or reorganization in exchange for such cash consideration, if any, as the compensation committee may consider appropriate, or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents or equity, followed by cancellation of the awards.  The Company need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants, and the Company may take different actions with respect to the vested and unvested portions of an award.

In its discretion, the compensation committee may provide in the award agreement governing an award or at any other time may take any action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a change in control of the Company of each or any outstanding award or portion thereof upon such conditions, including termination of the participant’s service prior to, upon or following the change in control. In the absence of such provision in an award agreement or any action taken by the compensation committee, no acceleration will occur.

For purposes of the Second Amended Plan, a change in control generally means the occurrence of any of the following events: (i) a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either had been directors on the date that is 24 months prior to the date that the change in control could be deemed to occur, or were elected or nominated to the Board with the affirmative votes of at least a majority of the directors who had been directors on the date that was 24 months prior to the date the change in control cold be deemed to occur and are still in office at the time of election or nomination, (ii) any person who, through the acquisition or aggregation of securities, becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at elections of directors (subject to certain exceptions set forth in the Second Amended Plan); (iii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to the merger, consolidation or other reorganization own immediately after the merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the continuing or surviving entity and any direct or indirect parent corporation of such continuing or surviving entity; or (iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

Certain Federal Income Tax Aspects of Awards Under the Second Amended Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the Second Amended Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Second Amended Plan depend upon the type of award.

Incentive Stock Options

The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of common stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of common stock until more than one year after option exercise and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of common stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short‑term or long‑term gain (or loss) depending on the holding period. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options

The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards

Recipients of restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards, in an amount equal to the fair market value of the shares at that time.  Recipients of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs, in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient of restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients of stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date and cash received, if any, over the exercise price. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

New Plan Benefits

No new grants have been made under the Second Amended Plan requiring stockholder approval.  With respect to future grants under the Second Amended Plan, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the Second Amended Plan, because the grant and actual settlement of awards will be discretionary.

Aggregate Past Grants Under the Plan

In accordance with SEC rules, the following table sets forth summary information with respect to the number of shares of common stock subject to stock option awards made under the Plan to the Company’s named executive officers, all current executive officers as a group, directors, associates of such executive officers, directors and nominees, each other person who received or is to receive 5% of such stock options and all employees (other than executive officers) as a group as of March 22, 2022.

Individual or Group	Number of Shares Underlying Stock Option Awards
Marc H. Hedrick, M.D.	429,524
President, Chief Executive Officer and Director
Andrew Sims	206,822
Chief Financial Officer
Norman LaFrance, M.D.	120,000
Chief Medical Officer
Howard Clowes	46,336
Director
An van Es-Johansson, M.D.	46,336
Director
Richard J. Hawkins	86,399
Chairman of the Board
Robert Lenk, PhD	46,336
Director
Greg Petersen	46,336
Director
All current executive officers as a group	756,346
All current directors who are not executive officers as a group	271,743
All nominees for election as a director	–
Each associate of any such director, executive officer or nominees	–
Each other person who received or is to receive 5% of such awards	–
All employees, including current officers who are not executive officers as a group	142,784

Required Vote

The proposal to approve the second amendment and restatement of our 2020 Stock Incentive Plan requires the affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the Annual Meeting.  Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT OF OUR 2020 STOCK INCENTIVE PLAN.

PROPOSAL #5

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and related SEC regulations, we are required to provide our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.  Our stockholders previously expressed a preference that we hold advisory votes on executive compensation on an annual basis, and our board of directors accordingly determined to hold such votes every year until the next required advisory vote on the frequency of future votes on executive compensation.

Our executive compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.  Stockholders are encouraged to read the Executive Compensation section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our objectives.

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives.  Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission.”

The vote on this proposal is advisory and therefore not binding on us or our Board.  Although the vote is non-binding, the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

Required Vote

The proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the common stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes “against” this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should be properly brought before the meeting, or any adjournment or postponement thereof, the designated proxy holders will vote on such matters according to their best judgment.

Stockholders Sharing the Same Address

Stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, may receive only one copy of the Proxy Materials to that address unless contrary instructions from any stockholder at that address were received.  This practice, known as “householding,” is intended to reduce our printing and postage costs.  However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting us by telephone at: (737) 255-7194.  Please contact your bank, broker or other holder of record if you wish to start or stop householding of our proxy materials.

Stockholder Proposals for the 2023 Meeting

Deadlines

Stockholders interested in submitting a proposal for consideration at our 2023 Annual Meeting must do so by sending such proposal to our Corporate Secretary at Plus Therapeutics, Inc., 4200 Marathon Blvd. Suite 200, Austin, TX 78756, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2023 Annual Meeting is ______, 202_. Accordingly, for a stockholder proposal to be considered for inclusion in our proxy materials for the 2023 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before ______, 202_ and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

In addition, our bylaws require advance notice of business to be brought before a stockholders’ meeting (other than proposals presented under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 120 days prior to the anniversary date of the preceding year’s proxy statement. Any stockholder proposal or nomination received after ______, 202_ (including nominations of persons for election as directors) will be considered untimely and will not be entertained at the annual meeting. In the event we hold the 2023 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the Annual Meeting, a proposal will be considered timely only if received by us a reasonable time before the proxy solicitation is made.

Procedures

In addition to the timing requirements referenced above, for any stockholder proposal to be considered for inclusion in our proxy materials for the 2023 Annual Meeting, the notice to our Corporate Secretary must contain certain information concerning the matters to be brought before such meeting and the stockholder proposing such matters. These requirements are more fully described in our Bylaws. We will not entertain any proposals or nominations at the annual meeting that do not meet the additional requirements set forth in our bylaws.

Further, even if a stockholder’s proposal is included in our proxy materials for the 2023 Annual Meeting, if such stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgement on any such stockholder proposal or nomination.

By Order of the Board,

MARC H. HEDRICK
President and Chief Executive Officer

APPENDIX A

PLUS THERAPEUTICS, INC.

2020 STOCK INCENTIVE PLAN

Adopted by the Board of Directors on April 30, 2020

Approved by the Stockholders on June 16, 2020

Amended and Restated by the Board of Directors on March 22, 2021

Approved by the Stockholders on May 17, 2021

Further Amended and Restated by the Board of Directors on March 28, 2022
Approved by the Stockholders on [__], 2022

- i -

- ii -

- iii -

PLUS THERAPEUTICS, INC.

2020 STOCK INCENTIVE PLAN

SECTION 1.	ESTABLISHMENT AND PURPOSE.

(a)The Plan was adopted by the Board of Directors on April 30, 2020 and approved by the Company’s stockholders on June 16, 2020.  The Plan was amended and restated by the Board of Directors on March 22, 2021, subject to approval of the Company’s stockholders, which approval occurred on May 17, 2021.  The Plan was further amended and restated by the Board of Directors on March 28, 2022, subject to approval of the Company’s stockholders.  The Plan was initially effective upon approval by the stockholders of the Company on the Effective Date.  The Plan is a successor to the 2014 Equity Incentive Plan of Plus Therapeutics, Inc. (the “Predecessor Plan”).  From and after 12:01 a.m. Central time on the Effective Date, no additional stock awards will be granted under the Predecessor Plan.  All Awards granted on or after the Effective Date will be granted under the Plan as in effect on the date of grant of each Award.  All stock awards granted under the Predecessor Plan will remain subject to the terms of the Predecessor Plan.

(i)Any Shares that would otherwise remain available for future grants under the Predecessor Plan as of 12:01 a.m. Central Time on the Effective Date (the “Predecessor Plan’s Available Reserve”) will cease to be available under the Predecessor Plan at such time.  Instead, that number of Shares equal to the Predecessor Plan’s Available Reserve will be added to the Absolute Share Limit (as further described in Section 5(a) below) and be then immediately available for grants and issuance pursuant to Awards hereunder, up to the maximum number set forth in Section 5(a) below.

(ii)In addition, from and after 12:01 a.m. Central time on the Effective Date, with respect to the aggregate number of Shares subject, at such time, to outstanding stock options and stock awards granted under the Predecessor Plan that (i) expire or terminate for any reason prior to exercise or settlement; or (ii) are forfeited because of the failure to meet a contingency or condition required to vest such Shares or otherwise return to the Company (such Shares the “Predecessor Plan Returning Shares”) will immediately be added to the Absolute Share Limit (as further described in Section 5(a) below) as and when such a Share becomes a Predecessor Plan Returning Share, up to the maximum number set forth in Section 3(a) below.  For the avoidance of doubt, Predecessor Plan Returning Shares will not include any Shares subject to outstanding stock options or stock awards granted under the Predecessor Plan that are reacquired, withheld (or not issued) to satisfy (i) a tax withholding obligation in connection with an award or (ii) the purchase price or exercise price of an award.

(b)The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership.  The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2.	DEFINITIONS.

(a)“Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)“Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c)“Award Agreement” shall mean a Stock Option Agreement, SAR Agreement, Restricted Share Agreement or Stock Unit Agreement, as applicable.

(d)“Board of Directors” or “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(e)“Cause” shall mean, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company, a Subsidiary or an Affiliate applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company, a Subsidiary or any Affiliate; (ii) the Participant’s material failure to abide by a code of conduct or other policies of the Company, a Subsidiary or an Affiliate (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, a Subsidiary or an Affiliate (including, without limitation, the Participant’s improper use or disclosure of confidential or proprietary information of the Company, a Subsidiary or an Affiliate); (iv) any intentional act by the Participant which has a material detrimental effect on the reputation or business of a Company, a Subsidiary or an Affiliate; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company, a Subsidiary or an Affiliate of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, a Subsidiary or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company, a Subsidiary or an Affiliate.

(f)“Change in Control” shall mean the occurrence of any of the following events:

(i)A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection 2(f)(i) above, the term “look-back” date shall mean the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection 2(f)(iii)) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the offering of securities or debt to the public.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)“Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(i)“Company” shall mean Plus Therapeutics, Inc., a Delaware corporation, or any successor corporation thereto.

(j)“Consultant” shall mean an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(k)“Disability” shall mean any permanent and total disability as defined by section 22(e)(3) of the Code

(l)“Effective Date” shall mean the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2020.

(m)“Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(n)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)“Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.  “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(p)“Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i)If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Sheets LLC;

(ii)If the Stock was traded on any established stock exchange (such as The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(q)“ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(r)“Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(s)“Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option or SAR).

(t)“Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(u)“Optionee” shall mean the holder of an Option or SAR.

(v)“Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(w)“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(x)“Participant” shall mean the holder of an Award.

(y)“Plan” shall mean this 2020 Stock Incentive Plan of Plus Therapeutics, Inc., as amended from time to time.

(z)“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(aa)“Restricted Share” shall mean a Share awarded under the Plan.

(bb)“Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(cc)“SAR” shall mean a stock appreciation right granted under the Plan.

(dd)“SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(ee)“Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Stock Option Agreement, SAR Agreement, Restricted Share Agreement or Stock Unit Agreement, and as determined in the sole discretion of the Committee.  Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued service crediting is required by applicable law.  However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s Service will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.  Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work.  The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(ff)“Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).

(gg)“Stock” shall mean the Common Stock of the Company.

(hh)“Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

(ii)“Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Agreement.

(jj)“Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(kk)“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3.	ADMINISTRATION.

(a)Committee Composition.  The Plan shall be administered by a Committee appointed by the Board of Directors, or by the Board of Directors acting as the Committee.  The Committee shall consist of two or more directors of the Company.  In addition, the composition of the Committee shall satisfy such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b)Committee for Non-Officer Grants.  The Board of Directors may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants.  Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence.  To the extent permitted by applicable law, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c)Committee Procedures.  The Board of Directors shall designate one of the members of the Committee as chairman.  The Committee may hold meetings at such times and places as it shall determine.  The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d)Committee Responsibilities.  Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)To interpret the Plan and to apply its provisions;

(ii)To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)To determine when Awards are to be granted under the Plan;

(vi)To select the Offerees, Optionees and Participants;

(vii)To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(ix)To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv)To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act.  All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, all Participants and all persons deriving their rights from an Offeree, Optionee or Participant.  No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Award, or any right to acquire Shares under the Plan.

(e)Cancellation and Re-Grant of Stock Awards.  Notwithstanding any contrary provision of the Plan, neither the Committee nor its designees shall have the authority to: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, or (ii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for another Option or SAR with a lower exercise price or for another Award or for cash, unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 11.

SECTION 4.	ELIGIBILITY.

(a)General Rule.  Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.  Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b)Limit on Grants to Outside Directors.  Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may establish compensation for Outside Directors from time to time, subject to the limitations in the Plan. The Board of Directors will from time to time determine the terms, conditions and amounts of all such Outside Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification of Topic 718, or any successor thereto) of Awards granted to Outside Directors as compensation for services as an Outside Director during any calendar year of the Company may not exceed $500,000 (increased to $700,000 in the calendar year of his or her initial service as an Outside Director).

(c)Ten-Percent Stockholders.  An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d)Attribution Rules.  For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants.  Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(e)Outstanding Stock.  For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant.  “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5.	STOCK SUBJECT TO PLAN.

(a)Basic Limitation.  Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares.  Subject to Section 5(b) below, the maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 3,650,781 Shares, which is the sum of (i) 550,000 Shares approved at the Company’s 2020 annual meeting of stockholders, plus (ii) 1,000,000 Shares approved at the Company’s 2021 annual meeting of stockholders, plus (iii) 2,000,000 Shares approved at the Company’s 2022 annual meeting of stockholders, plus (iv) the number of shares subject to the Predecessor Plan’s Available Reserve, plus (v) the number of shares that are Predecessor Plan Returning Shares, as such shares become available from time to time (the “Absolute Share Limit”).  The number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed 4,000,000 Shares plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(b).  The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11.  The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan.  The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)Additional Shares.  If Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, then the corresponding Shares shall again become available for Awards under the Plan.  If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.  The full number of Options exercised shall be counted against the number of Shares available for Awards under the Plan, regardless of the number of Shares actually issued upon exercise of such Options.  The full number of SARs settled shall be counted against the number of Shares available for Awards under the Plan, regardless of the number of Shares actually issued in settlement of such SARs.  For the avoidance of doubt, any Shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any Award shall not be added to the Shares available for Awards under the Plan.  Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Restricted Shares that are forfeited and do not become vested.

(c)Substitution and Assumption of Awards.  The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate).  The terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan.  Any such substitute or assumed Awards shall not count against the Absolute Share Limit set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

SECTION 6.	RESTRICTED SHARES.

(a)Restricted Stock Agreement.  Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company.  Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b)Payment for Awards.  Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c)Vesting.  Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(d)Voting and Dividend Rights.  The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.  Holders of Restricted Shares must invest any cash dividends received in additional Restricted Shares.  Such additional Restricted Shares shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Award with respect to which the dividends were paid.

(e)Restrictions on Transfer of Shares.  Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine.  Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7.	TERMS AND CONDITIONS OF OPTIONS.

(a)Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement.  The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.  Options may be granted in consideration of a reduction in the Participant’s other compensation.

(b)Number of Shares.  Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c)Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price.  The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c), and the Exercise Price of an NSO shall not be less 100% of the Fair Market Value of a Share on the date of grant.  Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value of a Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.  Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion.  The Exercise Price shall be payable in one of the forms described in Section 8.

(d)Withholding Taxes.  As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.  The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)Exercisability and Term.  Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c)).  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f)Exercise of Options.  Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g)No Rights as a Stockholder.  An Optionee, or a transferee of an Optionee, shall have no rights (including voting, dividend and other rights) as a stockholder with respect to any Shares covered by his Option until such person has satisfied all of the terms and conditions to receive such Shares, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustments shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11.

(h)Modification or Extension of Options.  Within the limitations of the Plan, the Committee may modify or, extend outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price; provided, however, that other than in connection with an adjustment of Awards pursuant to Section 11, the Committee may not modify outstanding Options to lower the Exercise Price nor may the Committee assume or accept the cancellation of outstanding Options in return for cash or the grant of new Options or SARs with a lower Exercise Price, unless such action has been approved by the Company’s stockholders.  The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

(i)Restrictions on Transfer of Shares.  Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine.  Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(j)Buyout Provisions.  Except with respect to an Option whose Exercise Price exceeds the Fair Market Value of the Shares subject to the Option, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8.	PAYMENT FOR SHARES.

(a)General Rule.  The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b)Surrender of Stock.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.  The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c)Services Rendered.  At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award.  If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d)Cashless Exercise.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e)Exercise/Pledge.  To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f)Net Exercise.  To the extent that a Stock Option Agreement so provides, payment may be made by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Optionee in cash or other form of payment permitted under the Stock Option Agreement.

(g)Promissory Note.  To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h)Other Forms of Payment.  To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i)Limitations under Applicable Law.  Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9.	STOCK APPRECIATION RIGHTS.

(a)SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company.  Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various SAR Agreements entered into under the Plan need not be identical.  SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)Number of Shares.  Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c)Exercise Price.  Each SAR Agreement shall specify the Exercise Price.  The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant.  Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value of a Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.  Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d)Exercisability and Term.  Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR.  A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s service.  SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited.  A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.  A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights (including voting, dividend and other rights) as a stockholder with respect to any Shares pertaining to his SAR until the date such person has satisfied all of the terms and conditions to receive such Shares, has satisfied any applicable withholding or tax obligations relating to the Award and any Shares have been issued pursuant to the SAR (to the extent the SAR is settled in Shares and as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).  No adjustments shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11.

(f)Exercise of SARs.  Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine.  The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g)Modification, Extension or Assumption of SARs.  Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price; provided, however, that other than in connection with an adjustment of Awards pursuant to Section 11, the Committee may not modify outstanding SARs to lower the Exercise Price nor may the Committee assume or accept the cancellation of outstanding SARs in return for cash or the grant of new Options or SARs with a lower Exercise Price, unless such action has been approved by the Company’s stockholders. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h)Buyout Provisions. Except with respect to a SAR whose Exercise Price exceeds the Fair Market Value of the Shares subject to the SAR, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10.	STOCK UNITS.

(a)Stock Unit Agreement.  Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company.  Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.  Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)Payment for Awards.  To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)Vesting Conditions.  Each Award of Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement.  A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

(d)Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain.  Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e)Form and Time of Settlement of Stock Units.  Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee.  The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors.  Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Vested Stock Units may be settled in a lump sum or in installments.  The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A of the Code.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f)Death of Recipient.  Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries.  Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death.  If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g)Creditors’ Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.	ADJUSTMENT OF SHARES.

(a)Adjustments.  In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)The class(es) and maximum number of securities available for future Awards under Section 5;

(ii)The class(es) and number of securities that may be issued pursuant to the exercise of ISOs pursuant to Section 5;

(iii)The class(es) and number of securities covered by each outstanding Option and SAR;

(iv)The Exercise Price under each outstanding Option and SAR; and

(v)The classes and number of securities subject to any outstanding Award.

The Committee will make such adjustments, and its determination will be final, binding and conclusive.  Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

(b)Dissolution or Liquidation.  To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c)Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization.  Subject to compliance with Section 409A of the Code, such agreement shall provide for:

(i)The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)Full exercisability or vesting and accelerated expiration of the outstanding Awards, provided, however, that the Committee may require Participants to complete and deliver to the Company a notice of exercise before the effective date of the merger or reorganization, which exercise is contingent upon the effectiveness of such merger or reorganization;

(v)Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash consideration, if any, as the Committee, in its sole discretion, may consider appropriate; or

(vi)Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment, and such amount may be delayed to the same extent that payment of consideration to the holders of Common Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies); in each case without the Participant’s consent.  Any acceleration of payment or an amount that is subject to Section 409A of the Code will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any additional taxes applicable under Section 409A of the Code.

The Company need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.  The Company may take different actions with respect to the vested and unvested portions of an Award.

(d)Reservation of Rights.  Except as provided in this Section 11, an Optionee, Offeree or Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.  Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award.  The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(e)Change in Control.  In its discretion, the Committee pay provide in the Award Agreement governing an Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon or following such Change in Control, and to such extent as the Committee shall determine.  In the absence of such provision in an Award Agreement or any such action taken by the Committee, no acceleration will occur.

SECTION 12.	DEFERRAL OF AWARDS.

(a)Committee Powers.  Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i)Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.  Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b)General Rules.  A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee.  A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company.  Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company.  If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13.	AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs.  Such awards may be settled in the form of Shares issued under this Plan.  Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14.	LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.  The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 15.	WITHHOLDING TAXES.

(a)Withholding Taxes.  To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)Share Withholding.  The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired.  Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.  In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum legally required tax withholding.

SECTION 16.	OTHER PROVISIONS APPLICABLE TO AWARDS.

(a)Transferability.  Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code.  Any purported assignment, transfer or encumbrance in violation of this Section 16(a) shall be void and unenforceable against the Company.

(b)Performance Criteria.  The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals.

(i)The Committee may utilize performance criteria including, but not limited to any of the following performance criteria: (a) cash flow (including operating cash flow), (b) earnings per share, (c) earnings before any combination of interest, taxes, depreciation or amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin (including as a percentage of revenue), (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) costs, (r) expenses, (s) achievement of target levels of discovery and/or development of products or services, including but not limited to research or regulatory achievements, (t) third party coverage and/or reimbursement objectives, (u) test volume metrics, (v) objective customer indicators (including, without limitation, customer satisfaction), (w) improvements in productivity, (x) attainment of objective operating goals, (y) objective employee metrics or (z) any other measures of performance selected by the Committee (“Qualifying Performance Criteria”), any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Committee in the Award.

(ii)Unless specified otherwise by the Committee at the time the performance goals are established, the Committee shall appropriately adjust the method of evaluating performance under a Qualifying Performance Criteria for a performance period as follows: (a) to exclude asset write-downs, (b) to exclude litigation or claim judgments or settlements, (c) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) to exclude accruals for reorganization and restructuring programs, (e) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (g) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (h) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (i) to exclude the effects of stock based compensation; (j) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles and (k) to make other appropriate adjustments selected by the Committee.

The Committee shall establish in writing the applicable performance goals (and any variation to the adjustments specified in the preceding subparagraph (ii)), and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain, and shall determine and certify in writing, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award.  The Committee may reserve the right, in its sole discretion, to reduce the amount of compensation otherwise payable under the Plan upon the attainment of the pre-established performance goals.

SECTION 17.	NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Consultant or Outside Director.  The Company and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 18.	SECTION 409A.

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such additional tax or penalty.

Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code.  If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A of the Code) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A of the Code), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A of the Code.  In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A of the Code.

SECTION 19.	DURATION AND AMENDMENTS.

(a)Term of the Plan.  The Plan, as set forth herein, shall become effective on the Effective Date.  No Award may be granted hereunder prior to the Effective Date.  The Board of Directors may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan, as amended and restated herein, is adopted in 2022 by the Board of Directors, or (ii) the date the Plan, as amended and restated herein is approved the stockholders of the Company.

(b)Right to Amend or Terminate the Plan.  The Board of Directors may amend or terminate the Plan at any time and from time to time.  Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant.  An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c)Effect of Termination.  No Awards shall be granted under the Plan after the termination thereof.  The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 20.	AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, currency or tax policy or custom. The Committee also may impose conditions on the exercise, vesting or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Committee may, in its sole discretion, adjust the value of any Awards or any amounts due to Participants hereunder to reflect any foreign currency conversions or fluctuations in foreign currency exchange rates; provided, however, that none of the Company or any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuations between a Participant’s local currency and the United States Dollar that may affect the value of any Awards or of any amounts due to a Participant hereunder.

SECTION 21.	FORFEITURE, CANCELLATION OR CLAWBACK OF AWARDS.
(a)

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, at the discretion of the Committee, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12) month period.  In addition, to the extent claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

SECTION 22.	GOVERNING LAW.

The Plan, each Award Agreement and each Award and all disputes or controversies arising out of or relating thereto and all other matters shall be governed by, and construed in accordance with, the internal laws of the State of Delaware as to matters within the scope thereof, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of any state.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on 5/15/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSTV2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on 5/15/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLUSTM THERAPEUTICS PLUS THERAPEUTICS, INC. C/O Broadridge P.O. Box 1342 Brentwood, NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 CONTROL # 0000000000000000 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Howard Clowes 02) An Van Es-Johansson 03) Richard J. Hawkins 04) Marc H. Hedrick, M.D. 05) Robert Lenk 06) Greg Petersen The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 02 0000000000 2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year. 3. Approval of the issuance of shares of common stock to Lincoln Park Capital Fund pursuant to the NASDAQ Listing Rules 5635(a), 5635(b) and 5635(d). 4. Approval of the amendment to the Plus Therapeutics, Inc. 2020 Stock Incentive Plan to increase the authorized number of shares 2,000,000. 5. Non-binding advisory vote on compensation of our named executive officers. NOTE: Transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof. 0000550856_1 R1.0.0.24 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com PLUS THERAPEUTICS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2022 The undersigned hereby appoints each of Marc H. Hedrick, M.D. and Andrew Sims, or either of them, as proxy holders each with full power of substitution, to appear on behalf and to vote all shares of common stock of Plus Therapeutics, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually via live webcast at www.virtualshareholdermeeting.com/PSTV2022 on May 16, 2022, and at any postponement thereof. When properly executed, this proxy will be voted as directed. If properly executed and no instructions are specified, this proxy will be voted FOR the election of the listed Nominees as Directors under Proposal 1, FOR Proposals 2, 3, 4 and 5, and at the discretion of the proxies with respect to such other business as may properly come before the meeting. The proxies, in their discretion, are further authorized to vote (a) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (b) on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (c) on other matters which may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. Continued and to be signed on reverse side 0000550856_2 R1.0.0.24